Exhibit 10.1

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.,
CALUMET LP GP, LLC,
CALUMET OPERATING, LLC,
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP,
CALUMET SHREVEPORT, LLC,
CALUMET SHREVEPORT LUBRICANTS & WAXES, LLC,
CALUMET SHREVEPORT FUELS, LLC,
CALUMET SALES COMPANY INCORPORATED,
CALUMET PENRECO, LLC and
CALUMET FINANCE CORP.,
as Borrowers

AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of June 24, 2011
$550,000,000

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
BANK OF AMERICA, N.A.,
as Agent,
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent,
WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Syndication Agent,
PNC BANK, N.A.,
as Co-Documentation Agent,
SUNTRUST BANK,
as Co-Documentation Agent
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC
and
WELLS FARGO CAPITAL FINANCE, LLC
as Joint Lead Arrangers and Joint Book Runners

i

v

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Compliance Certificate
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Notice of Borrowing/Conversion/Continuation
Exhibit F	Borrowing Base Certificate

Schedule 1.1A	Commitments of Lenders
Schedule 1.1B	Pipeline Delivery Points
Schedule 1.1C	Marked-to-Market Basis
Schedule 1.1D	Existing Letters of Credit
Schedule 1.1E	Immaterial Subsidiaries
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.3	Required Consents, Authorizations, Notices and Filings
Schedule 9.1.5	Material Indebtedness
Schedule 9.1.10	Insurance
Schedule 9.1.11	Taxes
Schedule 9.1.13(a)	Corporate Structure
Schedule 9.1.13(b)	Subsidiaries, Equity Interests in the Company
Schedule 9.1.17	Intellectual Property Matters
Schedule 9.1.19(a)	Real Properties
Schedule 9.1.19(b)	Locations of Tangible Personal Property
Schedule 9.1.19(c)	Chief Executive Offices; Jurisdictions of Incorporation; Principal Places of Business
Schedule 9.1.19(d)	Corporate, Fictitious or Trade Names
Schedule 9.1.21	Labor Matters
Schedule 10.2.1	Existing Liens
Schedule 10.2.2	Existing Investments
Schedule 10.2.3	Existing Indebtedness

AMENDED AND RESTATED
CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of June 24, 2011, among CALUMET SPECIALTY PRODUCTS PARTNERS, L.P., a Delaware limited partnership (“CSPP” or the “Company”), CALUMET LP GP, LLC, a Delaware limited liability company (“CLP”), CALUMET OPERATING, LLC, a Delaware limited liability company (“Operating”), CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership (“Calumet Lubricants”), CALUMET SHREVEPORT, LLC, an Indiana limited liability company (“Calumet Shreveport”), CALUMET SHREVEPORT LUBRICANTS & WAXES, LLC, an Indiana limited liability company (“CSLW”), CALUMET SHREVEPORT FUELS, LLC, an Indiana limited liability company (“CSF”), CALUMET SALES COMPANY INCORPORATED, a Delaware corporation (“Calumet Sales”), CALUMET PENRECO, LLC, a Delaware limited liability company (“Calumet Penreco”), and CALUMET FINANCE CORP., a Delaware corporation (“Calumet Finance”), and each other Person which may become a Borrower hereunder pursuant to Section 10.1.13 (together with CSPP, CLP, Operating, Calumet Lubricants, Calumet Shreveport, CSLW, CSF, Calumet Sales, Calumet Penreco and Calumet Finance, collectively, the “Borrowers” and each individually a “Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).
     MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC and WELLS FARGO CAPITAL FINANCE, LLC are acting as Joint Lead Arrangers and Joint Book Runners with respect to this Agreement.
RECITALS:
     Borrowers have requested that Lenders make available a credit facility, to be used by Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions. As used herein, the following terms have the meanings set forth below:
     Account — as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     Account Debtor — a Person who is obligated under an Account, Chattel Paper or General Intangible.
     Accounts Formula Amount — 85% of the net amount of Eligible Accounts. “Net amount” means the face amount of an Account, minus any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
     Acquisition — with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Equity Interests or all or substantially all of the Property, or

AMENDED AND RESTATED CREDIT AGREEMENT — Page 1

a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     Administrative Questionnaire — an Administrative Questionnaire in a form supplied by the Agent.
     Affiliate — with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     Agent — as defined in the first paragraph of this Agreement.
     Agent Indemnitees — Agent and its Related Parties.
     Agent Professionals — attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent in any way in connection with or relating to this Agreement or any other Credit Document or any transaction contemplated hereby or thereby, including, without limitation, in connection with or relating to the administration of, and enforcement of rights or remedies relating to, this Agreement and the other Credit Documents and the Collateral.
     Agreement — as defined in the first paragraph.
     Allocable Amount — as defined in Section 5.11.3.
     Applicable Law — all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all applicable provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     Applicable Margin — with respect to any Type of Loan, the margin set forth below, as determined by the Quarterly Average Availability Percentage for the last Fiscal Quarter:

		Base Rate	LIBOR
	Quarterly Average	Revolver Loans	Revolver Loans
Level	Availability Percentage	Margin	Margin
I	≥ 66%	1.00%	2.25%
II	≥ 33% and < 66%	1.25%	2.50%
III	< 33%	1.50%	2.75%
From the Closing Date through the date of the adjustment (in accordance with the following sentence) occurring after the end of the Fiscal Quarter ended September 30, 2011, the margin shall be based on Level II. The margin shall be subject to increase or decrease upon receipt by Agent of the Borrowing Base Certificate for the last month (or week, if applicable) of each Fiscal Quarter provided or issued in accordance with Section 8.1, which change shall be effective on the first Business Day of the calendar month immediately following receipt of such Borrowing Base Certificate. If, by the first Business Day of a calendar month, the Borrowing Base Certificate(s) due with respect to the immediately preceding calendar month have not been received, then the margin shall be determined as if Level III were applicable, from such day until the first Business Day of the calendar month following actual receipt of the Borrowing Base Certificate(s). Notwithstanding anything to the contrary contained in this definition,

AMENDED AND RESTATED CREDIT AGREEMENT — Page 2

the determination of the Applicable Margin for any period shall be subject to the provisions of Section 3.4.
     Approved Bank — as defined in the definition of “Cash Equivalents”.
     Approved Fund — any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender (other than a Defaulting Lender), an entity that administers or manages a Lender (other than a Defaulting Lender), or an Affiliate of either.
     Arranger Indemnitees — collectively, the MLPFS Indemnitees, the JPMorgan Indemnitees and the Wells Fargo Indemnitees.
     Arrangers — MLPFS, JPMorgan and Wells Fargo, in their capacities as joint lead arrangers and joint book runners.
     Assignment and Acceptance — an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C, entered into in accordance with Section 13.3.
     Assignment of Claims Act — the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.).
     Attributable Indebtedness — on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     Audited Financial Statements — the audited consolidated balance sheet of the Consolidated Parties for the Fiscal Year ended December 31, 2010, and the related consolidated statements of income or operations, partners’ capital and cash flows for such Fiscal Year of the Consolidated Parties, including the notes thereto.
     Availability — determined as of any date, the amount that Borrowers are entitled to borrow as Revolver Loans, being the lesser of (a) the Borrowing Base in effect as of such date minus the principal balance of all Revolver Loans outstanding on such date and (b) the amount of the Revolver Commitments then in effect minus the principal balance of all Revolver Loans outstanding on such date minus the LC Obligations on such date.
     Availability Reserve — the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Costs Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the First Purchaser Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable discretion exercised in good faith may elect to impose from time to time.
     Bank of America — Bank of America, N.A., a national banking association, and its successors and permitted assigns.

AMENDED AND RESTATED CREDIT AGREEMENT — Page 3

     Bank of America Indemnitees — Bank of America and its Related Parties.
     Bank Product — (a) Cash Management Services extended to any Borrower or Subsidiary by any Lender or any of its Affiliates, (b) Interest Rate Swaps which meet the requirements of clause (i) and clause (ii) of Section 10.2.3(d) extended to any Borrower or Subsidiary by any Lender or any of its Affiliates, (c) commercial credit card and merchant card services extended to any Borrower or Subsidiary by any Lender or any of its Affiliates and (d) other banking products or services as may be requested by any Borrower or Subsidiary and extended by any Lender or any of its Affiliates (other than Letters of Credit and Swap Contracts not covered by clause (b) above); provided, however, that (i) for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (A) the existence of such Bank Product, (B) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (C) the methodology to be used by such parties in determining the Bank Product Indebtedness owing from time to time, and such applicable Secured Party and Obligor must have agreed to be bound by Section 12.14, and (ii) for any of the Indebtedness or other obligations under the foregoing Interest Rate Swaps referred to in clause (b) preceding or other banking products or services referred to in clause (d) preceding to be included as Bank Product Indebtedness, the Lender or its Affiliate providing the same shall have agreed in writing with Agent, and to the reasonable satisfaction of Agent, that such Indebtedness or other obligations shall not be secured by any of the Liens permitted by Section 10.2.1(v). The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.
     Bank Product Amount — as defined in the definition of Bank Product.
     Bank Product Indebtedness — Indebtedness and other obligations of an Obligor relating to Bank Products.
     Bank Product Reserve — the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Indebtedness, which shall be at least equal to the sum of all Bank Product Amounts.
     Bankruptcy Code — Title 11 of the United States Code.
     Base Rate — for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.25%.
     Base Rate Loan — any Loan that bears interest based on the Base Rate.
     Base Rate Revolver Loan — a Revolver Loan that bears interest based on the Base Rate.
     Board of Governors — the Board of Governors of the Federal Reserve System.
     Borrowed Money — with respect to any Obligor, without duplication, its (a) Indebtedness (other than, for purposes of determining Indebtedness of the Consolidated Parties on a consolidated basis and for purposes of the definitions of the terms “Consolidated Interest Charges” and “Fixed Charges”, intercompany Indebtedness) that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in

AMENDED AND RESTATED CREDIT AGREEMENT — Page 4

the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.
     Borrower or Borrowers — as defined in the first paragraph of this Agreement.
     Borrower Agent — as defined in Section 4.4.
     Borrowing — a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
     Borrowing Base — on any date of determination (and continuing until any subsequent date of determination), an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments then in effect, minus the Availability Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus the Restricted Account Balance, minus the Availability Reserve.
     Borrowing Base Certificate — a certificate, in substantially the form of Exhibit G hereto, by which Borrowers certify calculation of the Borrowing Base.
     Business Day — any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the States of North Carolina or Texas or (upon written notice to Borrower Agent) any other state where Agent’s principal office that administers this Agreement from time to time is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     Byproduct Inventory — Inventory that is not (i) currently usable in the Borrowers’ manufacturing processes within the next thirty (30) days or (ii) salable through Borrowers’ readily available sales channels at prices no less than seventy-five percent (75%) of the net book value of such Inventory.
     Calculation Date — the date of the applicable Specified Transaction which gives rise to the requirement to calculate the Fixed Charge Coverage Ratio on a Pro Forma Basis.
     Calculation Period — in respect of any Calculation Date, the period of four Fiscal Quarters of the Consolidated Parties ended as of the last day of the most recent Fiscal Quarter of the Consolidated Parties preceding such Calculation Date for which Agent shall have received the Required Financial Information.
     Calumet Finance — as defined in the first paragraph of this Agreement.
     Calumet GP — Calumet GP, LLC, a Delaware limited liability company.
     Calumet Lubricants — as defined in the first paragraph of this Agreement.
     Calumet Penreco — as defined in the first paragraph of this Agreement.
     Calumet Sales — as defined in the first paragraph of this Agreement.
     Calumet Shreveport — as defined in the first paragraph of this Agreement.
     Capital Adequacy Regulation — any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

AMENDED AND RESTATED CREDIT AGREEMENT — Page 5

     Capital Expenditures — expenditures made or liabilities incurred by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.
     Capital Lease — any lease of any Property (whether real, personal or mixed) that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP.
     Cash Collateral — cash that is delivered to Agent to Cash Collateralize any Obligations, and any interest or other income earned thereon.
     Cash Collateralize — the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning. In lieu of the delivery of cash as security for the Obligations described in clause (b), such Obligations may be secured by the delivery of a letter of credit in form and substance satisfactory to Agent in its sole discretion and issued by a financial institution satisfactory to Agent in its sole discretion; provided, that, if such financial institution ceases to be satisfactory to Agent for any reason, upon written notice to Borrower Agent, Agent may require the delivery of cash in whole or partial replacement of such letter of credit.
     Cash Dominion Trigger Event — the occurrence of any of the following: (a) Availability falls below the greater of (i) 12.5% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the amount of the Revolver Commitments then in effect and (ii) subject to Section 1.4, $35,000,000, or (b) a Default or an Event of Default.
     Cash Equivalents — as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank (or parent company thereof) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition and (unless issued by a Lender) not subject to offset rights, (c) with respect to any Foreign Subsidiary, (1) time deposits and customary short term investments with one of the three largest banks doing business in the jurisdiction in which the Foreign Subsidiary is conducting business, and (2) other short term investments customarily used by multinational corporations in the country in which the Foreign Subsidiary is conducting business for the purpose of cash management, which investments have the preservation of capital as their primary objective, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are not subject to offset and are administered by reputable financial institutions having capital of at least

AMENDED AND RESTATED CREDIT AGREEMENT — Page 6

$500,000,000 and the portfolios of which are limited to Investments whose primary objective is the preservation of capital and whose investments are limited to “cash equivalents” as defined under GAAP.
     Cash Management Services — any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
     CERCLA — the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     Change in Law — the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     Change of Control — the occurrence of any of the following events:
     (a) the direct or indirect Disposition (other than by way of merger or consolidation permitted hereunder), in one or a series of related transactions, of all or substantially all of the Properties or assets of the Consolidated Parties taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or
     (b) the adoption of a plan relating to the liquidation or dissolution of the MLP Parent or Calumet GP or removal of Calumet GP by the limited partners of the MLP Parent or the resignation by Calumet GP as the general partner of the MLP Parent; or
     (c) the consummation of any transaction (including any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of either Calumet GP or of the MLP Parent, measured by voting power rather than number of shares, units or the like; or
     (d) the first day on which a majority of the members of the board of directors of Calumet GP are not Continuing Directors; or
     (e) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the Senior Notes Indenture.
     Notwithstanding the preceding, a Statutory Conversion of any of the Consolidated Parties from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange permitted by the terms

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hereof of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who beneficially owned the capital stock of the MLP Parent immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” other than a Qualifying Owner, beneficially owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.
     Chase — JPMorgan Chase Bank, N.A. and its successors and permitted assigns.
     Chattel Paper — as defined in the UCC.
     Claims — all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Credit Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Credit Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Credit Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Credit Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including any proceeding under any Debtor Relief Law or appellate proceedings), whether or not the applicable Indemnitee is a party thereto; provided, that, with respect to any term or provision of this Agreement other than the terms and provisions of Section 14.15.1 and Section 14.16, such Claims shall not, as to any Indemnitee, include any liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses (i) that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) which result from a claim brought by a Borrower or any other Obligor against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     Closing Date — June 24, 2011.
     CLP — as defined in the first paragraph of this Agreement.
     Code — the Internal Revenue Code of 1986, as amended.
     Collateral — a collective reference to all Property described in Section 2 of the Security Agreement, all Property described in any other Collateral Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
     Collateral Documents — each Guarantee, the Security Agreement, all Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Commercial Tort Claim — as defined in the UCC.

AMENDED AND RESTATED CREDIT AGREEMENT — Page 8

     Commitment — for any Lender on any date of determination, the aggregate amount of such Lender’s Revolver Commitment then in effect. Commitments means the aggregate amount of all Revolver Commitments then in effect.
     Commitment Termination Date — the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4(a); or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.
     Company — as defined in the first paragraph of this Agreement.
     Compliance Certificate — a Compliance Certificate to be provided by Borrower Agent or its general partner, on behalf of the Consolidated Parties, to Agent pursuant to this Agreement, in substantially the form of Exhibit B, and all supporting schedules.
     Consolidated Capital Expenditures — for any period, for the Consolidated Parties on a consolidated basis, all Capital Expenditures made during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Eligible Reinvestments made with the proceeds of any permitted Disposition or Involuntary Disposition.
     Consolidated Cash Taxes — for any period, for the Consolidated Parties on a consolidated basis, all Taxes (excluding (i) sales and excise Taxes charged to and expected to be paid by customers of any of the Consolidated Parties, and (ii) property Taxes) paid in cash during such period.
     Consolidated EBITDA — for any period, for the Consolidated Parties on a consolidated basis, an amount equal to Consolidated Net Income plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) any non-recurring, non-cash charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (iii) the provision for Federal, state, local and foreign income taxes payable by the Consolidated Parties, (iv) depreciation and amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and non-cash equity based compensation expense, (v) net non-cash losses realized on the Disposition of Property of any Consolidated Party, (vi) unrealized losses resulting from mark to market accounting for hedging activities, including, without limitation those resulting from the application of FASB Accounting Standards Codification 815 (“FASB ASC 815”), (vii) realized gains under derivative instruments excluded from the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC 815, (viii) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP, (ix) other extraordinary or non-recurring expenses and restructuring charges of the Consolidated Parties reducing such Consolidated Net Income which do not represent a cash item in such period and (x) impairment and other non-cash items (other than write-downs of current assets) of the Consolidated Parties for such period (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), minus, without duplication (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) unrealized gains resulting from mark to market accounting for hedging activities, including, without limitation, those resulting from the application of FASB ASC 815, (iii) realized losses under derivative instruments excluded from the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC 815, (iv) extraordinary or non-recurring expenses and restructuring charges of the Consolidated Parties and unrealized items that in each case reduced the Consolidated Net Income hereunder for a prior period and for which cash payments have been made in the current applicable period and (v) impairment and other items that were non-cash, that in each case

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reduced the Consolidated Net Income hereunder for a prior period, were added back for the purposes for determining Consolidated EBITDA in a prior period, and for which cash payments have been made in the current applicable period.
     Consolidated Interest Charges — for any period for the Consolidated Parties on a consolidated basis, without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Consolidated Parties in connection with Borrowed Money (including capitalized interest, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations) or in connection with the deferred purchase price of assets, in each case net of the effect of all payments made or received pursuant to Interest Rate Swaps and to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Consolidated Parties with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     Consolidated Net Income — for any period, for the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP, provided that (a) net income shall be calculated without giving effect to the cumulative effect of a change in accounting principle and (b) net income of any Person that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to a Consolidated Party.
     Consolidated Parties — the MLP Parent and the Subsidiaries of the MLP Parent, and Consolidated Party means any one of them.
     Contingent Obligation — any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
     Continuing Directors — as of any date of determination, any member of the board of directors of the MLP General Partner who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the directors then still in office (or a duly constituted committee thereof) either who were members of such board of directors at the time of such nomination or election or whose election or nomination for election was approved by a majority of such members of such board.
     Contractual Obligation — as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

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     Control — the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     Credit Documents — this Agreement, Other Agreements and Collateral Documents.
     CSF — as defined in the first paragraph of this Agreement.
     CSLW- as defined in the first paragraph of this Agreement.
     CSPP — as defined in the first paragraph of this Agreement.
     Debtor Relief Laws — the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     Default — any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of a stated grace period, or both, would be an Event of Default. It is understood and agreed that the institution of any proceeding under any Debtor Relief Law relating to any Consolidated Party or to all or any material part of its Property without the consent of such Person shall constitute an immediate Default that with the passage of the 60-calendar day period referred to in Section 11.1(f) would be an Event of Default.
     Default Rate — for any Obligation (including, to the extent permitted by Applicable Law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.
     Defaulting Lender — any Lender that, as reasonably determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days, unless, within such three Business Day period, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under another credit facility; (c) has failed, within three Business Days following written request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any Debtor Relief Laws or taken any action in furtherance or acquiescence thereof; provided, that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     Deposit Account — as defined in the UCC.
     Deposit Account Control Agreements — the Deposit Account control agreements to be executed by each depository institution of a Borrower in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.
     Disposition — any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Equity Interests of a Subsidiary) of any Consolidated

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Party whether by sale, lease, licensing, transfer or otherwise; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.
     Distribution Revolver Loan — a Revolver Loan made pursuant to Section 2.1.1, the proceeds of which are to be used for the purpose of making Restricted Payments permitted by Section 10.2.6 hereof.
     Document — as defined in the UCC.
     Dollars — lawful money of the United States.
     Dominion Account — a special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.
     Eligible Account — an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of Inventory, is payable in Dollars and is deemed by Agent, in its reasonable discretion exercised in good faith, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the immediately preceding clause (a); (c) when aggregated with other Accounts owing by the Account Debtor and all Affiliates of the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof after giving effect to any such amounts owed that are secured by letters of credit on terms acceptable to Agent in its discretion); (f) any proceeding under any Debtor Relief Law has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, other than (i) those on letter of credit terms or covered by international trade insurance, in either case, acceptable to Agent in its discretion and (ii) those owing from European Account Debtors which Accounts are otherwise approved by and acceptable to Agent in its discretion; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; provided, however, that up to $25,000,000 of such Accounts may be deemed eligible if they otherwise constitute Eligible Accounts notwithstanding the failure of the Borrowers to comply with the Assignment of Claims Act with respect to such Accounts, provided, further, that Agent may, in its reasonable discretion exercised in good faith, require compliance with the Assignment of Claims Act with respect to such Accounts; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, for the benefit of Secured Parties, or is subject to any other Lien (in each case, except a Permitted Lien); (j) the goods giving rise to it have not been delivered to the Account Debtor or to the transportation agent of the Account Debtor and accepted or deemed accepted by the Account Debtor, the services giving rise to it have not been accepted or deemed accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond 60 days after the original due date or beyond 90 days after the original invoice date, the Account Debtor has made a partial payment (provided, that up to $4,000,000 of Accounts with respect to which Account Debtors have made partial payment shall not be deemed to be ineligible if such Accounts otherwise constitute Eligible Accounts), or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it

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represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent of such billing; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; or (q) it represents Taxes charged to an Account Debtor of a Borrower, collected by such Borrower on behalf of the appropriate taxing authority for remittance when due to such authority (but only to the extent of such Taxes so collected and remitted).
     Eligible Assignee — a Person that is (a) a Lender (other than a Defaulting Lender), U.S.-based Affiliate of a Lender (other than a Defaulting Lender) or Approved Fund; (b) any other financial institution approved by Agent (which approval shall not be unreasonably withheld or delayed) and Borrower Agent (which approval shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within five Business Days after Borrower Agent’s receipt of a written notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during any Event of Default, acceptable to Agent in its discretion.
     Eligible Category A Inventory — crude and other feedstock and residuals acceptable to the Agent with readily available market values as reported by Platt’s Oilgram for Gulf Coast Deliveries, finished fuel (including ethanol, gasoline, diesel and jet fuel) and work-in-process fuel Inventory owned by a Borrower which is Eligible Inventory.
     Eligible Category B Inventory — work-in-process and finished specialty Inventory owned by a Borrower which is Eligible Inventory.
     Eligible Inventory — Inventory owned by a Borrower that Agent, in its reasonable discretion exercised in good faith, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit, downpayment, guaranteed sale, sale-or-return, sale-on-approval or repurchase arrangement; (c) is in saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete, defective or unmerchantable; (e) meets all standards imposed by any Governmental Authority; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien except a Permitted Lien; (h) is within the continental United States or Canada, is not in transit (subject to the following sentence), other than Inventory in transit in pipelines to one of the locations listed on Schedule 1.1B (or other locations identified to Agent in writing and acceptable to Agent in its discretion) if the operator of such pipeline has delivered to Agent a Lien Waiver or an appropriate Rent and Costs Reserve has been established and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to manufacture or dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) other than Inventory in transit, is not located on leased premises or in the possession of a Person other than a Borrower unless the lessor or such Person has delivered to Agent a Lien Waiver or an appropriate Rent and Costs Reserve has been established; provided, that, with respect to Inventory at a particular location or in possession of a particular Person that in each case has an aggregate Value (per location or Person) of less than $100,000, no such Inventory having an aggregate Value in excess of $500,000 will be deemed to constitute Eligible Inventory; (l) [reserved]; and (m) is not Byproduct Inventory. Subject to the foregoing, Inventory owned by a Borrower which is in transit, in order to constitute Eligible Inventory, shall also be Inventory that either: (i) is in transit between two locations owned or leased by the Borrowers and an appropriate Rent and Costs Reserve has been established, (ii) is subject only to a Document showing Agent as consignee, which has been delivered to Agent or its agent, (iii) is handled by

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a freight forwarder that has delivered a Lien Waiver to Agent, (iv) is covered by a documentary Letter of Credit requiring the seller to present shipping and title documents to Issuing Bank as a condition to payment, (v) was purchased on open account and the seller has forwarded the shipping and title documents to Agent or a freight forwarder, or (vi) is in transit on a rail car to a location of a Borrower after purchase thereof by a Borrower if (but only if) a Borrower has fully paid for such Inventory or payment therefor is fully secured by a standby letter of credit acceptable to Agent and either the shipper, owner and/or operator of such rail car has executed an appropriate Lien Waiver or Agent has established a Rent and Costs Reserve with respect to amounts owing or to become owing to such shipper, owner and/or operator, provided, however, that the aggregate value of all such in transit Inventory deemed to constitute Eligible Inventory shall not at any time exceed $10,000,000.
     Eligible Reinvestment — (a) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or similar line of business as CSPP and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) or any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code and relates to the exploration for, or development, mining, production, ownership, operation, processing, refining, storage, transportation, marketing, distribution or other handling of, petroleum-based products, biofuels, feedstocks (including, without limiting the generality of the foregoing, oil and natural gas), and other minerals and fuels related to the foregoing, and (b) any Permitted Acquisition.
     Enforcement Action — any action to enforce any Obligations or Credit Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     Environmental Laws — any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other legally binding governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     Environmental Liability — any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of CSPP, any other Obligor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Environmental Release or threatened Environmental Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     Environmental Notice — a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or Hazardous Materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     Environmental Release — a release as defined in CERCLA or under any other Environmental Law.
     Equipment — as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

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     Equity Interest — (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     Equity Issuance — any issuance by any Consolidated Party to any Person of (a) shares or units of its Equity Interests, (b) any shares or units of its Equity Interests pursuant to the exercise of options or warrants, (c) any shares or units of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.
     ERISA — the Employee Retirement Income Security Act of 1974.
     ERISA Affiliate — any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of subsections (b) and (c) of Section 414 of the Code (and subsections (m) and (o) of Section 414 of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event — (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan in a distress termination (within the meaning of Section 4041(c) of ERISA), or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     Event of Default — as defined in Section 11.1.
     Excluded Disposition — with respect to any Consolidated Party, any Disposition consisting of (a) the sale, lease, license, transfer or other disposition of Property in the ordinary course of such Consolidated Party’s business, (b) the sale, lease, license, transfer or other disposition of obsolete or worn out Equipment, (c) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Obligor, provided that Obligors shall cause to be executed and delivered such documents, instruments and certificates as Agent may reasonably request so as to cause Obligors to be in compliance with the terms of Section 10.1.14 after giving effect to such transaction, (d) any Involuntary Disposition by such Consolidated Party, (e) any Disposition by such Consolidated Party constituting a Permitted Investment (f) if such Consolidated Party is not an Obligor, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not an Obligor and (g) the sale, lease, license, transfer, pledge or other disposition of any metal or other element, composite or alloy used as, or part of, a catalyst in the operation of the refinery assets of any of the Consolidated Parties.
     Excluded Taxes — with respect to Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes
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imposed on or measured by its overall net income or net profits (however denominated), and franchise Taxes imposed on it (in lieu of or in addition to net income or net profits Taxes where such franchise Taxes are imposed on or measured by its overall net income or net profits), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 5.9(a) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9(e), (d) any Taxes imposed on any “withholding payment” payable by such recipient pursuant to FATCA, and (e) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender as a result of such Lender’s failure to comply with Section 5.9(e).
     Existing Letters of Credit — the letters of credit identified on Schedule 1.1D hereto.
     Existing Partners — The Heritage Group, the Fehsenfeld and Grube Families and their respective Affiliates.
     Extraordinary Expenses — all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of any proceeding under any Debtor Relief Law of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), any Credit Documents, or the validity, allowance or amount of any Obligations, including any lender liability or other Claims asserted against Agent or any Lender; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any proceeding under any Debtor Relief Law; (d) settlement or satisfaction of any Taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Credit Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, out-of-pocket legal fees of outside counsel, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     FATCA — Sections 1471 through 1474 of the Code and any Treasury regulations promulgated thereunder or official interpretations thereof.
     Federal Funds Rate — (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8th of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
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     Fee Letters — collectively, (a) that certain letter agreement dated as of May 5, 2011 among CSPP, Bank of America and MLPFS, (b) that certain letter agreement dated as of May 16, 2011 among CSPP, Chase and JPMorgan and (c) that certain letter agreement dated as of May 16, 2011 between CSPP and Wells Fargo.
     First Purchaser Reserve — the aggregate amount of reserves established by Agent from time to time in its discretion in respect of amounts owed by a Borrower to a vendor of crude oil with a potential priming lien where such Borrower is the “first purchaser” directly from the wellhead.
     Fiscal Quarter — each period of three months, commencing on the first day of a Fiscal Year.
     Fiscal Year — the fiscal year of the Consolidated Parties for accounting and tax purposes, ending on December 31 of each year.
     Fixed Charge Coverage Ratio — the ratio, determined for the most recent four Fiscal Quarters, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures (excluding (i) Consolidated Capital Expenditures financed by other than Loans and (ii) Consolidated Capital Expenditures financed by the proceeds of an Equity Issuance or the incurrence of Indebtedness permitted hereby which proceeds are received on or before the date one hundred eighty days following the commencement of the relevant project(s)) minus Consolidated Cash Taxes, to (b) Fixed Charges.
     Fixed Charges — for any period and without duplication, the sum of (a) Consolidated Interest Charges (other than payment-in-kind interest), plus (b) the sum, for the Consolidated Parties on a consolidated basis, of principal payments on Borrowed Money scheduled to be paid during such period, voluntary prepayments of principal on Borrowed Money (other than Indebtedness under this Agreement) paid during such period and mandatory prepayments of principal paid during such period (other than principal payments made with the proceeds of a substantially contemporaneous Equity Issuance, incurrence of Indebtedness (other than Indebtedness under this Agreement) or Disposition of assets other than Collateral not prohibited by the terms of this Agreement) plus (c) any dividends, distributions or other Restricted Payments (other than Restricted Payments permitted pursuant to Section 10.2.6(b), Section 10.2.6(c) and Section 10.2.6(d)(v), but only to the extent that such Restricted Payments do not involve a payment in cash) made by the MLP Parent or any other Obligor or Subsidiary of the MLP Parent to the holders or a holder of the Equity Interests of the MLP Parent during such period, plus (d) the sum of all management fees and consulting fees made by any Consolidated Party to any Existing Partner or other Affiliate which is not a Consolidated Party during such period, other than (i) any such payment made for reimbursement of Consolidated Party expenses which is otherwise included in the calculation of Consolidated Net Income, or (ii) other such payments otherwise included in the calculation of Consolidated Net Income, plus (e) the aggregate amount of any prepayment premiums paid by the Consolidated Parties during such period in connection with the repayment of Indebtedness.
     FLSA — the Fair Labor Standards Act of 1938.
     Foreign Lender — any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     Foreign Subsidiary — a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.
     Full Payment — with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during any proceeding under any Debtor Relief
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Law (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than unasserted contingent indemnification obligations, if any, as to which no claim has been made and as to which Agent, in its good faith, believes that no claim will be made), Cash Collateralization thereof; and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     GAAP — generally accepted accounting principles in effect in the United States from time to time.
     General Intangibles — as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.
     General Partner — CLP.
     General Revolver Loan — a Revolver Loan made pursuant to Section 2.1.2 other than a Distribution Revolver Loan.
     Governmental Approvals — all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     Governmental Authority — the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     Guarantee — as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     Guarantor — each Person who guarantees payment or performance of any Obligations.
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     Guarantor Payment — as defined in Section 5.11.3.
     Guaranty — each guaranty agreement executed by a Guarantor in favor of Agent.
     Hazardous Materials — all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     Hedge Agreement Collateral — the “Secured Hedge Collateral” as such term is defined in the Hedge Intercreditor Agreement, provided, however, that the “Hedge Agreement Collateral” shall not include any Collateral.
     Hedge Intercreditor Agreement — that certain Amended and Restated Intercreditor Agreement dated as of April 21, 2011, among Agent, Bank of America, as “Secured Hedge Agent”, and Borrowers, including any replacement thereof approved by Agent from time to time.
     Immaterial Subsidiary — any Subsidiary of the MLP Parent which (a) for the most recent Fiscal Year of the Consolidated Parties had less than $5,000,000 of revenues and (b) as of the end of such Fiscal Year was the owner of less than $5,000,000 of assets, all as shown on the consolidated financial statements of the Consolidated Parties for such Fiscal Year. Notwithstanding the foregoing, no Subsidiary which meets the preceding criteria shall be deemed to be an Immaterial Subsidiary if it, along with other Subsidiaries of the MLP Parent which would also meet the preceding criteria, collectively (a) for the most recent Fiscal Year of the Consolidated Parties had more than $15,000,000 of revenues and (b) as of the end of such Fiscal Year was the owner of more than $15,000,000 of assets, all as shown on the consolidated financial statements of the Consolidated Parties for such Fiscal Year. A list of the Immaterial Subsidiaries as of the Closing Date is set forth on Schedule 1.1E attached hereto.
     Incremental Revolving Facility — as defined in Section 2.2.
     Indebtedness — with respect to any Person, without duplication, (a) all obligations of such Person for Borrowed Money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (other than trade debt incurred in the Ordinary Course of Business and due within six months of the incurrence thereof), (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the Ordinary Course of Business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent reimbursement obligations in respect of letters of credit (other than trade letters of credit) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) the principal component or liquidation preference of all Equity Interests issued by a Consolidated Party and which by the terms thereof could at any time prior to the Revolver Termination Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (j) the outstanding principal amount of all obligations of such Persons under Securitization Transactions, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or
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otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).
     Indemnified Taxes — Taxes other than Excluded Taxes.
     Indemnitees — Agent Indemnitees, Arranger Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees, without duplication.
     Information — as defined in Section 14.12.
     Instrument — as defined in the UCC.
     Intellectual Property — all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.
     Intellectual Property Claim — any claim or assertion (whether in writing or by suit) that a Consolidated Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     Intercompany Debt — as defined in Section 14.19.
     Interest Period — as defined in Section 3.1.3.
     Interest Rate Swaps — Swap Contracts entered into for the purpose of protecting the Consolidated Parties and their Subsidiaries from fluctuations in interest rates and not for speculative purposes.
     Inventory — as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
     Inventory Formula Amount — the sum of (a) 80% of the Value of Eligible Category A Inventory plus (b) the lesser of (i) 70% of the Value of Eligible Category B Inventory, or (ii) 85% of the NOLV Percentage of the Value of Eligible Category B Inventory; provided, however, that Agent, subject to Section 14.1.1(a)(iii)(A), may adjust such advance percentages from time to time in its reasonable discretion exercised in good faith.
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     Inventory Reserve — reserves established by Agent in its reasonable discretion exercised in good faith to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
     Investment — in any Person, means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Equity Interests, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the Ordinary Course of Business) or (d) any other capital contribution to or investment in such Person, including any Guarantee incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Equity Interests which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Equity Interests as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.
     Investment Property — as defined in the UCC.
     Involuntary Disposition — any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property.
     IP License — that certain License to Use Intellectual Property Rights dated April 21, 2011, executed by Borrowers to Agent, for the benefit of Agent and Lenders, including any replacement thereof approved by Agent from time to time.
     IRS — the United States Internal Revenue Service.
     Issuing Bank — Bank of America or an Affiliate of Bank of America that issues Letters of Credit hereunder, or any replacement appointed pursuant to Section 2.3.4.
     Issuing Bank Indemnitees — Issuing Bank and its Related Parties.
     JPMorgan — J.P. Morgan Securities LLC and it successors and permitted assigns.
     JPMorgan Indemnitees — JPMorgan and its Related Parties.
     LC Application — an application by Borrower Agent to Issuing Bank for issuance or, if applicable, amendment, extension or renewal of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.
     LC Conditions — the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, (i) total LC Obligations do not exceed an amount equal to the LC Sublimit, (ii) total LC Obligations plus the unpaid principal balance of all Revolver Loans, if any, do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation), (iii) no Overadvance exists and, (iv) if no Revolver Loans are
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outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; provided, that any Letter of Credit may contain automatic extension provisions so long as (A) such provisions permit the Issuing Bank to prevent any such extension at least once in each twelve month period by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (B) the final expiry date of such Letter of Credit does not extend beyond the date 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
     LC Documents — all documents, instruments and agreements (including LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     LC Obligations — the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate maximum amount potentially available for draw under all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
     LC Reserve — the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized, and (b) if no Default or Event of Default exists, those constituting charges owing to Issuing Bank.
     LC Sublimit — the greater of (a) $400,000,000 and (b) eighty percent (80%) of the Revolver Commitments then in effect.
     Lender Indemnitees — Lenders and their Related Parties.
     Lenders — as defined in the first paragraph of this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance pursuant to Section 13.3.
     Lending Office — the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and Agent.
     Letter of Credit — any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower pursuant to Section 2.3, including, without limitation, the Existing Letters of Credit.
     LIBOR — for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to: (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the
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London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
     LIBOR Loan — each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.
     LIBOR Revolver Loan — a Revolver Loan that bears interest based on LIBOR.
     License — any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     Licensor — any Person from whom an Obligor obtains a License for the right to use any Intellectual Property.
     Lien — any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     Lien Waiver — an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Inventory held by a warehouseman, processor, freight forwarder, shipper or customs broker such Person waives or subordinates any Lien it may have on the Inventory, agrees to hold any Documents in its possession relating to the Inventory as agent for Agent, and agrees to deliver the Inventory to Agent upon request; (c) for any Collateral held by a bailee, such bailee acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of such Intellectual Property or a license therefor, whether or not a default exists under any applicable License, but in any event with such changes as may be approved by Agent.
     Loan — a Revolver Loan.
     Loan Account — the loan account established by each Lender on its books pursuant to Section 5.8.
     Loan Year — each calendar year commencing on the Closing Date and each one-year anniversary of the Closing Date.
     Marked-to-Market Basis — at the date of delivery of each Borrowing Base Certificate, as to Eligible Category A Inventory, for each type of such Eligible Category A Inventory specified on Schedule 1.1C hereto, as determined by reference to the pricing method for determining the then current fair market value of Eligible Category A Inventory as specified for such type of inventory on Schedule 1.1C hereto; provided, that if a price or quotation is not available for a particular type of Eligible Category A Inventory for any reason on a particular Business Day, the most recently available price or quotation from a prior Business Day shall be used for that type of Eligible Category A Inventory. Notwithstanding the foregoing, if any of the indexes or quotations defined in the column “Pricing
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Method” in Schedule 1.1C are discontinued, or if any such index or quotation is suspended or not publicly available for more than five consecutive Business Days for a particular type of inventory and there is a reasonable likelihood that such index or quotation will not be available for any extended period of time for that type of inventory: (a) Agent and Borrower Agent shall negotiate in good faith for a suitable substitute index or other suitable pricing mechanism for determining the fair market value of the type of inventory in question; and (b) until such time as such substitute index or pricing mechanism is agreed to by Agent and Borrower Agent, the fair market value of the particular type of inventory for which indexes or quotations are no longer available shall be the lower of cost or market, calculated on a first-in, first-out basis reasonably determined by Agent.
     Material Adverse Effect — (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Consolidated Parties taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Credit Document to which it is a party.
     Material Contract — any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Credit Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933, as amended, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to Indebtedness of such Obligor in an aggregate amount of $25,000,000 or more.
     Maximum Distribution Revolver Loans Amount -$50,000,000.
     Maximum Rate — as defined in Section 3.10.
     MLPFS — Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and permitted assigns.
     MLPFS Indemnitees — MLPFS and its Related Parties.
     MLP General Partner — Calumet GP, or any other Person acting in the capacity as general partner of the MLP Parent.
     MLP Parent — CSPP.
     MLP Partnership Agreement — the partnership agreement of the MLP Parent, including all amendments thereto, as filed with the SEC in connection with the MLP Parent’s disclosure obligations pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     Moody’s — Moody’s Investors Service, Inc., and its successors and assigns.
     Multiemployer Plan — any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which CSPP or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Net Cash Proceeds — the aggregate cash or Cash Equivalents proceeds received by any Obligor in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) Taxes
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paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Disposition or Involuntary Disposition.
     NOLV Percentage — the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all related commissions, fees and expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.
     Notes — each promissory note executed by a Borrower to evidence any Obligations.
     Notice of Borrowing — a loan notice to be provided by Borrower Agent to request the funding of a Borrowing of Revolver Loans, in substantially the form attached hereto as Exhibit E.
     Notice of Conversion/Continuation — a loan notice to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in substantially the form attached hereto as Exhibit E.
     Obligations — without duplication, all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Credit Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Indebtedness, and (g) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Credit Documents, whether now existing or hereafter arising, whether evidenced by a Note or other writing, whether allowed in any proceeding under any Debtor Relief Law, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     Obligor — each Borrower, Guarantor or other Subsidiary (other than a Foreign Subsidiary) of a Borrower that is liable for payment of any Obligations or that has granted a Lien in favor of Agent, for the benefit of Secured Parties, on its assets to secure any Obligations. For the avoidance of doubt, the general partner of a limited partnership that is a Consolidated Party shall not be deemed to be an Obligor solely due to its capacity as general partner. For the avoidance of doubt, MLP General Partner shall not be an Obligor.
     Obligor Materials — materials and/or information provided by or on behalf of Obligors under this Agreement.
     Operating — as defined in the first paragraph of this Agreement.
     Operating Lease — as applied to any Person, any lease (including leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
     Ordinary Course of Business — with respect to any Person, the ordinary course of business of such Person, consistent with past practices and undertaken in good faith (and not for the purpose of evading any provision of a Credit Document).
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     Organization Documents — (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     Original Credit Agreement — that certain Credit Agreement dated as of December 9, 2005 among certain of the Borrowers, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as agent for the lenders, as amended, modified or otherwise supplemented from time to time.
     OSHA — the Occupational Safety and Health Act of 1970, as amended.
     Other Agreement — each Note; each LC Document; the Fee Letters; the IP License, each Lien Waiver; each Borrowing Base Certificate, each Compliance Certificate, the Hedge Intercreditor Agreement, all financial statements or reports delivered hereunder; or other documents, instruments or agreements (other than this Agreement or a Collateral Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions (excluding, for the avoidance of doubt, hedging and other swap transactions) contemplated by the Credit Documents.
     Other Taxes — all present or future stamp or documentary Taxes or any other excise or Property Taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     Overadvance — as defined in Section 2.1.5.
     Overadvance Loan — a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.
     Participant — as defined in Section 13.2.1.
     Patriot Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as it may be amended.
     Payment Intangible — as defined in the UCC.
     Payment Item — each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
     PBGC — the United States Pension Benefit Guaranty Corporation.
     Pension Plan — any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by CSPP or any ERISA Affiliate or to which CSPP or any ERISA Affiliate contributes or has
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an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     Permitted Acquisition — an Acquisition permitted pursuant to the terms of Section 10.2.2(h).
     Permitted Investments — as defined in Section 10.2.2.
     Permitted Lien — Liens in respect of Property of the Consolidated Parties permitted to exist pursuant to the terms of Section 10.2.1.
     Person — any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     Plan — any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     Platform — IntraLinks or another similar electronic system.
     Prepayment Conditions — (a) Availability (i) at all times during the sixty-day period preceding any payment, prepayment, redemptions, acquisition for value, refund, refinance or exchange, (ii) on the date of such payment, prepayment, redemption, acquisition for value, refund, refinance or exchange and after giving effect thereto, and (iii) projected at all times during the six-month period following such payment, prepayment, redemption, acquisition for value, refund, refinance or exchange shall be equal to or greater than 15% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the Revolver Commitments then in effect; and (b) if Availability as referred to in clause (a)(i), (ii) or (iii) above is less than 35% of the lesser of (i) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (ii) the Revolver Commitments then in effect (which Availability under clause (a)(i) above shall be, for purposes of this clause (b) only, calculated on an average basis), Borrowers shall have demonstrated to the reasonable satisfaction of Agent, based on adjustments made in good faith using reasonable assumptions, that the Fixed Charge Coverage Ratio on a Pro Forma Basis (after giving effect to such payment, prepayment, redemption, acquisition for value, refund, refinance and/or exchange) shall be at least 1.1 to 1.0.
     Prime Rate — the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Pro Forma Basis — means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.2) of the Fixed Charge Coverage Ratio in respect of a proposed transaction (a “Specified Transaction”) as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:
     (a) the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;
     (b) the assumption, incurrence or issuance of any Indebtedness by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in
AMENDED AND RESTATED CREDIT AGREEMENT — Page 27

connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);
     (c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;
     (d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by any of the Consolidated Parties during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and
     (e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Consolidated Parties during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.
     Notwithstanding anything in this Agreement to the contrary, other than as set forth in Section 1.2.3, all pro forma calculations permitted or required to be made pursuant to this Agreement shall include only those adjustments that would be (i) permitted or required by Regulation S-X promulgated under the Securities Act of 1933, as amended, together with those adjustments that (A) have been certified by the Chief Financial Officer of Borrower Agent as having been prepared in good faith based upon reasonable assumptions and (B) are based on reasonably detailed written assumptions reasonably acceptable to Agent and (ii) required by the definition of Consolidated EBITDA.
     Pro Rata — with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment then in effect by the aggregate amount of all Revolver Commitments then in effect; and (b) at any other time, by dividing the amount of such Lender’s outstanding Loans by the aggregate amount of all outstanding Loans.
     Property — any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Protective Advances — as defined in Section 2.1.6.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 28

     Purchase Money Lien — a Lien that secures Indebtedness permitted by Section 10.2.3(e) encumbering only the fixed assets acquired with such Indebtedness and constituting a Capital Lease or a purchase money security interest under the UCC.
     Qualifying Owners — collectively, any of the owners of Calumet GP as of the date of this Agreement and their respective Affiliates, and the trustees, beneficiaries or the heirs or family members of any of the foregoing, including The Heritage Group, The Janet Krampe Grube Grantor Retained Annuity Trust Dated January 31, 2002, The Mildred L. Fehsenfeld Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld and his issue and the Maggie Fehsenfeld Trust Number 106 for the Benefit of Fred Melert Fehsenfeld and his issue.
     Quarterly Average Availability — the average of Availability for each day of the immediately preceding calendar quarter as calculated by Agent (which shall be presumed correct absent manifest error).
     Quarterly Average Availability Percentage — an amount, expressed as a percentage and calculated as of the last day of each calendar quarter, equal to (a) the Quarterly Average Availability for such calendar quarter divided by (b) the lesser of the daily average Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the daily average amount of the Revolving Commitments, in each case in effect during such calendar quarter.
     Real Estate — at any time, a collective reference to each of the facilities and real Properties owned, leased or operated by the Consolidated Parties at such time.
     Refinery Properties — a collective reference to each of the refinery facilities owned and operated by the Consolidated Parties and located in Princeton, Louisiana, Cotton Valley, Louisiana and Shreveport, Louisiana, respectively, and each of the specialty hydrocarbon processing facilities located in Karns City, Pennsylvania and Dickinson, Texas and “Refinery Property” means any such facility.
     Registered Public Accounting Firm — as specified in the applicable Securities Laws and shall be independent of Obligors as prescribed by the Securities Laws.
     Regulation D — Regulation D of the Board of Governors, as in effect from time to time and any successor or other regulation or official interpretation of the Board of Governors, and all official rulings and interpretations thereunder or thereof.
     Reimbursement Date — as defined in Section 2.3.2.
     Related Party — with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     Rent and Costs Reserve — the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, freight forwarder, shipper, pipeline or barge owner or operator, or other Person, in each case, who possesses or handles any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges of any such Person, unless such Person has executed a Lien Waiver.
     Report — as defined in Section 12.2.3.
     Reportable Event — any event set forth in Section 4043(b) of ERISA, other than events for which the thirty-day notice period has been waived under applicable PBGC regulations.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 29

     Reporting Trigger Event — the occurrence of any of the following: (a) Availability falls below the greater of (i) 20% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the amount of the Revolver Commitments then in effect and (ii) subject to Section 1.4, $40,000,000 or (b) a Default or an Event of Default.
     Required Financial Information — with respect to each fiscal period or quarter of the Consolidated Parties, (a) the financial statements required to be delivered pursuant to Section 10.1.1(a), (b) or (c) for such fiscal period or quarter, and (b) the certificate of a Senior Officer of the Borrower Agent or its general partner required by Section 10.1.2(b) to be delivered with the financial statements described in clause (a) above.
     Required Lenders — Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated in full or expired, Loans and participations in L/C Obligations in excess of 50% of all outstanding Loans and L/C Obligations.
     Reserve Percentage — the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Restricted Account — one or more accounts with the Agent designated by the Agent and the Borrowers as a restricted account in the name of, and subject to the control of, the Agent.
     Restricted Account Balance — the balance of cash and, to the extent acceptable to the Agent from time to time, Cash Equivalents on deposit in a Restricted Account.
     Restricted Payment — with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     Revolver Commitment — for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1A (as such Schedule may be amended or replaced from time to time), or as specified hereafter in the most recent Assignment and Acceptance to which it is a party and entered into pursuant to Section 13.3. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders, as such amount may be increased from time to time in accordance with Section 2.2 or decreased from time to time in accordance with Section 2.1.4(b). The Revolver Commitments as of the Closing Date total $550,000,000.
     Revolver Loan — any loan or advance made pursuant to this Agreement, including any General Revolver Loan or Distribution Revolver Loan, Swingline Loan, Overadvance Loan, Protective Advance or loan made under the Incremental Revolving Facility.
     Revolver Note — a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall evidence the Revolver Loans made by such Lender.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 30

     Revolver Termination Date — June 24, 2016.
     Royalties — all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
     S&P — Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.
     Sale and Leaseback Transaction — any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.
     Sarbanes-Oxley — the Sarbanes-Oxley Act of 2002, as amended.
     Secured Parties — Agent, Issuing Bank, Lenders and providers of Bank Products.
     Securities Laws — the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     Securitization Transaction — any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which a Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a third party financial institution or a special purpose subsidiary or Affiliate of such Person and such transaction involving a special purpose subsidiary or Affiliate is related to a second step sale to or other financing of such property by a third party financial institution.
     Security Agreement — that certain Amended and Restated Security and Pledge Agreement dated as of the Closing Date among the Obligors party thereto from time to time and Agent.
     Senior Notes — as defined in the definition of “Senior Notes Offering” as set forth in this Section 1.1.
     Senior Notes Agreements — the Senior Notes, the Senior Notes Indenture, the Senior Notes Purchase Agreement, the Preliminary Offering Memorandum (as defined in the Senior Notes Purchase Agreement), the Offering Memorandum (as defined in the Senior Notes Purchase Agreement) and the Senior Notes Registration Rights Agreement.
     Senior Notes Indenture — (a) that certain Indenture, dated as of April 21, 2011, among the Company and Calumet Finance, as issuers, the “Guarantors” (as defined therein) and the Senior Notes Trustee pursuant to which the Senior Notes are issued, and (b) any note purchase agreement, indenture or other agreement evidencing any refinancing thereof permitted by Section 10.2.3.
     Senior Notes Offering — the issuance by the Company and Calumet Finance of $400,000,000 aggregate principal amount of 9-3/8% unsecured senior notes due 2019 pursuant to the Senior Notes
AMENDED AND RESTATED CREDIT AGREEMENT — Page 31

Indenture, and any subsequent offering of unsecured senior notes, without regard to principal amount, having a maturity date that is at or after May 1, 2019 (the “Senior Notes”).
     Senior Notes Purchase Agreement — the Purchase Agreement, dated April 15, 2011, among Borrowers, as issuers or guarantors of the Senior Notes, Calumet GP, MLPFS, Goldman, Sachs & Co. and MLPFS and Goldman, Sachs & Co. on behalf of themselves and Barclays Capital Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as initial purchasers of the Senior Notes.
     Senior Notes Registration Rights Agreement — the Registration Rights Agreement dated April 21 2011, among Borrowers, as issuers or guarantors of the Senior Notes, and MLPFS, Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as initial purchasers of the Senior Notes.
     Senior Notes Trustee — Wilmington Trust FSB, as trustee under the Senior Notes Indenture, and any successor trustee thereunder.
     Senior Officer — with respect to any Person, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person. Any document delivered hereunder that is signed by a Senior Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Senior Officer shall be conclusively presumed to have acted on behalf of such Person.
     Settlement Report — a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
     Solvent or Solvency — with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     Specified Transaction — as defined in the definition of “Pro Forma Basis” as set forth in this Section 1.1.
     Springing Dominion Account — (a) with respect to Calumet Lubricants, an account specified by and held at Bank of America established by Agent in its name and under its sole and exclusive control at its offices in Dallas, Texas designated as “Calumet Lubricants Co., L.P.”, (b) with respect to CSF, an account specified by and held at Bank of America established by Agent in its name and under its sole and exclusive control at its offices in Dallas, Texas designated as “Calumet Shreveport Fuels, LLC”, (c) with respect to CSLW, an account specified by and held at Bank of America established by Agent in its name and under its sole and exclusive control at its offices in Dallas, Texas designated as “Calumet Shreveport
AMENDED AND RESTATED CREDIT AGREEMENT — Page 32

Lubricants & Waxes, LLC”, and (d) any other account established by Bank of America to receive funds from a lockbox account or other account of any Obligor.
     Statutory Conversion — a conversion of a Person (the “Pre-Conversion Entity”) such that, when such conversion is effected, under the laws of the jurisdiction of formation of the Person to which the Pre-Conversion Entity has converted (such second Person, the “Post-Conversion Entity”) (a) the Post-Conversion Entity shall be organized or existing under the laws of one of the United States and shall be deemed to be the same legal entity as the Pre-Conversion Entity and the conversion shall constitute a continuation of the existence of the Pre-Conversion Entity in the form of the Post-Conversion Entity, (b) the conversion shall not be deemed to affect any obligations or liabilities of the Pre-Conversion Entity incurred prior to its conversion, (c) all of the rights, privileges and powers of the Pre-Conversion Entity, and all property, real, personal and mixed, and all debts due to the Pre-Conversion Entity, as well as all other things and causes of action belonging to the Pre-Conversion Entity, shall remain vested in the Post-Conversion Entity and shall be the property of the Post-Conversion Entity, and the title to any real property vested by deed or otherwise in the Pre-Conversion Entity shall not revert or be in any way impaired by reason of the conversion, (d) all rights of creditors and all Liens upon any property of the Pre-Conversion Entity shall be preserved unimpaired, and all debts, liabilities and duties of the Pre-Conversion Entity shall remain attached to the Post-Conversion Entity, and may be enforced against the Post-Conversion Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it, and (e) the conversion shall not be deemed to constitute a dissolution of the Pre-Conversion Entity; and Agent shall have received a legal opinion in form and substance reasonably satisfactory to Agent with respect to (i) the due authorization of the conversion by the Pre-Conversion Entity, (ii) the corporate (or equivalent) power and authority of the Pre-Conversion Entity to effect the conversion, and (iii) the matters described in clauses (a) and (e) above.
     Subordinated Indebtedness — Indebtedness incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
     Subsidiary — with respect to any Person, means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the MLP Parent.
     Supermajority Lenders — Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 85% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated in full or expired, Loans and participations in L/C Obligations in excess of 85% of all outstanding Loans and L/C Obligations.
     Supporting Obligation — as defined in the UCC.
     Swap Contract — (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or
AMENDED AND RESTATED CREDIT AGREEMENT — Page 33

not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     Swap Termination Value — in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     Swingline Loan — any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.
     Synthetic Lease Obligation — the monetary obligation of a Person under (a)a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     Taxes — any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.
     Threshold Amount — $25,000,000.
     Transferee — any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
     Type — any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
     UCC — the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code as in effect in such jurisdiction.
     Unused Line Fee Percentage — for any Type of Loan, the per annum rate set forth below, as determined based on the Utilization for the preceding month:

Level	Utilization	Unused Line Fee Percentage
I	≥ 50%	0.375%
II	< 50%	0.500%
     U.S. or United States — the United States of America.
AMENDED AND RESTATED CREDIT AGREEMENT — Page 34

     Utilization — the percentage obtained by dividing the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month by the Revolver Commitments in effect during such month.
     Value — (a) with respect to Eligible Category A Inventory, the value of such Inventory on a Marked-to-Market Basis, and (b) with respect to Eligible Category B Inventory, the value of such Inventory determined by Agent in good faith on the basis of the lower of cost or market, calculated on a first-in, first-out basis.
     Voting Stock — with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     Wells Fargo — Wells Fargo Capital Finance, LLC and its successors and permitted assigns.
     Wells Fargo Indemnitees — Wells Fargo and its Related Parties.
     Wholly Owned Subsidiary — with respect to any Person, any other Person 100% of whose Equity Interests are at the time owned by such Person directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by such Person.
     1.2 Accounting Terms.
     1.2.1 Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations, but excluding Borrowing Base calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.
     1.2.2 Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall so request, Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.2.3 Effect of Dispositions, Acquisitions and Expense Reductions. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of calculations made of the Fixed Charge Coverage Ratio (including without limitation for purposes of the financial covenant set forth in Section 10.3 and the definitions of “Pro Forma Basis” set forth in Section 1.1), subject to the last paragraph of the definition of “Pro Forma Basis” set forth in Section 1.1, (a) after consummation of any Disposition (i) income statement items (whether positive or
AMENDED AND RESTATED CREDIT AGREEMENT — Page 35

negative) and capital expenditures attributable to the Property disposed of shall be excluded and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) after consummation of any Acquisition (i) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, (ii) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (iii) for the purposes of calculating the Fixed Charge Coverage Ratio under Section 10.2.2(h)(vi) only, any pro forma expense or cost reductions in connection with such Acquisition that have occurred or are reasonably expected to occur within the twelve months immediately subsequent to the Calculation Date, in the reasonable judgment of any Senior Officer of the MLP General Partner (whether or not those expense or cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the Securities and Exchange Commission related thereto), shall be given pro forma effect.
     1.2.4 Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Consolidated Parties or to the determination of any amount for the Consolidated Parties on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the MLP Parent is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.3 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including”, “includes” and “include” shall mean “including, without limitation” and, for purposes of each Credit Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. All references to “day”, “week” or “month” shall be references to a calendar day, week or month unless otherwise stated. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Credit Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers, supplements and other modifications, extensions or renewals from time to time (to the extent permitted by the Credit Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated herein by reference; (e) any Person include successors and permitted assigns of such Person; (f) time of day mean time of day at Agent’s notice address referenced in Section 14.4.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Credit Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be made in a manner consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Credit Documents. No provision of any
AMENDED AND RESTATED CREDIT AGREEMENT — Page 36

Credit Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best knowledge of” a Borrower or other Obligor or words of similar import are used in any Credit Documents, such phrase means actual knowledge of a Senior Officer of such Borrower or other Obligor (as applicable), or knowledge that a Senior Officer of such Borrower or other Obligor (as applicable) would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. Unless otherwise expressly stated herein, the word term “intercompany” shall relate to matters that are intercompany between or among the Consolidated Parties.
     1.4 Proportionate Adjustment. The fixed Dollar component of Availability tests set forth in the definitions of “Cash Dominion Trigger Event” and “Reporting Trigger Event” and in Sections 10.2.2(k), 10.2.6(d)(iv) and 10.3.1 shall be automatically increased ratably with increases in the Revolver Commitments after the Closing Date such that such fixed Dollar component shall be increased by the same percentage as the percentage increase in the Revolving Commitments.
SECTION 2. CREDIT FACILITIES
     2.1 Revolver Commitment.
     2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date for the purposes set forth in Section 2.1.3. Subject to Section 2.1.5, in no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base or if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) plus total LC Obligations would exceed the aggregate Revolver Commitments. The Revolver Loans may be repaid and reborrowed as provided herein.
     2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.
     2.1.3 Use of Proceeds. The proceeds of General Revolver Loans made pursuant to Section 2.1.1 shall be used by Borrowers solely (a) to refinance the Borrowers’ obligations under the Original Credit Agreement; (b) to pay fees and transaction expenses associated with the closing of this Agreement; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital, capital expenditures and other lawful corporate purposes of Borrowers, including Permitted Acquisitions. The proceeds of Distribution Revolver Loans made pursuant to Section 2.1.1 (not to exceed the Maximum Distribution Revolver Loans Amount at any time outstanding) shall be used by Borrowers solely for the purpose of making Restricted Payments permitted by Section 10.2.6 hereof.
     2.1.4 Voluntary Reduction or Termination of Revolver Commitments.
     (a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. At any time, Borrowers may, at their option, by written notice to Agent, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided, that a notice of termination of the Revolver Commitments
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delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (with written notice to Agent on or prior to the specified effective date). If Borrowers revoke any notice of termination, they shall be responsible for the amounts, if any, payable pursuant to Section 3.9. On the Commitment Termination Date, Borrowers shall make Full Payment of all Obligations.
     (b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the end of a month and shall be effective as of the first day of the next month. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.
     2.1.5 Overadvances. If the aggregate principal amount of the outstanding Revolver Loans exceeds the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. Unless its authority to make Overadvances is revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no Event of Default other than an Event of Default created by the existence of an Overadvance is known to Agent, provided that (i) no Overadvance may continue for more than 30 consecutive days and no additional Overadvance Loans may be required for at least five consecutive days following the termination of the preceding Overadvance, and (ii) the Overadvance is not known by Agent to exceed an amount equal to 5% of the lesser of (x) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (y) the Revolver Commitments; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than an amount equal to 2% of the lesser of (x) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (y) the Revolver Commitments (provided that the aggregate amount of all Overadvances shall not exceed an amount equal to 7.5% of the lesser of (x) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (y) the Revolver Commitments, and (ii) does not continue for more than 30 consecutive days. In no event shall an Overadvance be required that would cause the aggregate principal amount of the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments then in effect. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
     2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount outstanding at any time, together with the amount of any outstanding Overadvances, equal to the greater of (i) $10,000,000 or (ii) 10% of the lesser of (x) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (y) the Revolver Commitments, if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Credit Documents, including costs, fees and expenses. In no event shall Protective Advances be made that would cause the aggregate principal amount of outstanding Revolver
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Loans and LC Obligations to exceed the aggregate Revolver Commitments then in effect. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
2.2 Incremental Availability.
     Subject to the terms and conditions set forth herein, Borrowers shall have the right, at any time and from time to time prior to the Revolver Termination Date but on not more than three occasions and in minimum increments of $50,000,000 per occasion, to incur additional Indebtedness under this Agreement in the form of an increase to the Revolver Commitments (the “Incremental Revolving Facility”) by an aggregate principal amount of up to $300,000,000; provided, that no Default or Event of Default shall have occurred and be continuing. The following terms and conditions shall apply to the Incremental Revolving Facility: (i) the loans made under the Incremental Revolving Facility shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis, (ii) such Incremental Revolving Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (iii) Borrowers shall execute a Note in favor of any requesting new Lender or any existing Lender requesting a Note whose Revolver Commitment is increased, (iv) Agent shall have received evidence that all requisite corporate (or equivalent) action on behalf of Obligors in connection with the Incremental Revolving Facility shall have been taken, which evidence shall be in form and substance reasonably satisfactory to Agent, and (v) Agent shall have received from Borrowers and Guarantors such other customary documentation as it deems reasonably necessary in connection with the Incremental Revolving Facility, including, without limitation, such documentation to evidence, preserve and protect the Liens granted pursuant to the Credit Documents. Participation in the Incremental Revolving Facility shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of the Incremental Revolving Facility. If the amount of the Incremental Revolving Facility requested by Borrowers shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Revolving Facility, then Borrowers may invite other banks, financial institutions and investment funds that satisfy clause (b) of the definition of “Eligible Assignee” or that are otherwise reasonably acceptable to Agent to join this Agreement as Lenders hereunder for the portion of such Incremental Revolving Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder or assignment agreements to give effect thereto as Agent may reasonably request. Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other document as may be necessary to incorporate the terms of any new Incremental Revolving Facility therein. Any loans made pursuant to the Incremental Revolver Facility shall have the same terms (including, but not limited to, interest rate, maturity date, voting rights and rights to receive the proceeds of prepayments) as the existing Revolver Loans and shall be considered Revolver Loans hereunder.
2.3 Letter of Credit Facility.
     2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue, amend and renew Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
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     (a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any funding risk with respect to such Defaulting Lender. If Issuing Bank receives written notice from Required Lenders at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
     (b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
     (c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary; provided, that this foregoing assumption is not intended to and shall not preclude Borrowers’ pursuit of any and all rights and remedies as it may have against any beneficiary at law or otherwise. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Credit Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
     (d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other
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communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.
     (e) All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement and to be Letters of Credit issued and outstanding hereunder and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.
2.3.2 Reimbursement; Participations.
     (a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, in Dollars on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers (no matter when Issuing Bank shall give notice of such honor and the amount thereof to Borrower Agent); provided, however, that Issuing Bank shall give notice of such honor and the amount thereof to Borrower Agent in accordance with Issuing Bank’s standard procedures and such payment by Borrower shall not be due until the date on which such notice is given to Borrower Agent or, if such notice is given after 2:00 p.m., on the Business Day immediately succeeding such date on which such notice is given. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
     (b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
     (c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim,
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setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Credit Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
     (d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents or this Section 2.3 except as a result of its gross negligence, willful misconduct or bad faith. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
     2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s written request, Cash Collateralize the aggregate maximum amount then potentially available for draw under all outstanding Letters of Credit and pay to Issuing Bank the amount of all other outstanding LC Obligations. Subject to Section 4.2.2, Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender not otherwise covered by the arrangements referenced in Section 2.3.1(a)(iii). If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).
     2.3.4 Resignation of Issuing Bank.
     Issuing Bank may resign at any time upon five Business Days’ prior written notice to Agent and Borrower Agent. On the effective date of such resignation, Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have the benefits of Sections 2.3, 12.6 and 14.2 with respect to any Letters of Credit issued or other actions taken while Issuing Bank. Agent shall promptly appoint a replacement Issuing Bank (other than a Defaulting Lender) and, as long as no Default or Event of Default exists, such replacement shall be subject to the consent of Borrower Agent, such consent not to be unreasonably withheld or delayed.
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SECTION 3. INTEREST, FEES AND CHARGES
     3.1 Interest.
          3.1.1 Rates and Payment of Interest.
     (a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at the LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.
     (b) During the continuance of an Event of Default, if Required Lenders in their discretion so elect, the Obligations shall bear interest at the Default Rate; provided, however that, at all times during the continuance of an Event of Default resulting from a default in the payment of principal of the Loans when and as required to be paid (whether at stated maturity, on demand, upon acceleration or otherwise), the Obligations shall bear interest at the Default Rate. Each Borrower acknowledges that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.
     (c) Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan, on the first day of each month, for any LIBOR Loan with an Interest Period of three months or less, on the last day of such Interest Period and for any LIBOR Loan with an Interest Period longer than three months, on each three month anniversary of the first day of such Interest Period and on the last day of such Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Credit Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2 Application of LIBOR to Outstanding Loans.
     (a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During the continuance of any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
     (b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, shall be written (or telephonic, if promptly confirmed in writing), and shall specify the aggregate
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principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans. Notices given by electronic mail or submitted through Agent’s website shall be deemed to have been given in writing.
     3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in the Notice of Borrowing; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Revolver Termination Date.
     3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
3.2 Fees.
     3.2.1 [Reserved].
     3.2.2 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders (other than a Defaulting Lender), a fee equal to the Unused Line Fee Percentage per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and undrawn amount of Letters of Credit issued and outstanding during any month. Such fee shall be payable in arrears, on the first Business Day of each month and on the Commitment Termination Date.
     3.2.3 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders or Issuing Bank, as described below, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.125% of the stated amount of each Letter of Credit, which fee shall be payable in arrears, on the first Business Day of each month and on the Commitment Termination Date; and (c) to Issuing Bank, for its own account, all customary
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charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum. Subject to Section 4.2.2, any fee described in clause (a) above payable for the benefit of a Defaulting Lender shall be paid, instead, to Issuing Bank unless Issuing Bank’s potential exposure for such Defaulting Lender’s LC Obligations has been Cash Collateralized, in which case such fees shall not be payable.
     3.2.4 Other Fees. Borrowers shall pay to Bank of America, JPMorgan, Chase and Wells Fargo, as applicable, the fees described in the Fee Letters, including, without limitation, the upfront fees described therein payable for the benefit of Lenders.
     3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, except that interest accrued on Base Rate Loans shall be based on a year of 365 or 366 days, as the case may be. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein or in separate documentation entered into between or among the relevant parties thereto, including the Fee Letters. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money for purposes of applicable usury laws. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrowers by Agent or the affected Lender, as applicable, describing in reasonable detail the basis and calculation of such amounts, shall be final, conclusive and binding for all purposes, absent manifest error. The Borrowers’ obligations under this paragraph shall survive the termination of the Revolver Commitments and the repayment of all other Obligations.
     3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses incurred by it. Borrowers shall also reimburse Agent for all reasonable out-of-pocket legal (for outside counsel), accounting, appraisal, consulting, and other reasonable fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Credit Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Credit Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.10(b), each inspection, audit or appraisal with respect to any Obligor or Collateral; provided that (x) Borrowers shall also reimburse Lenders (in addition to Agent) for all reasonable out-of-pocket legal fees, costs and expenses of one outside counsel to Lenders as a group in connection with any Enforcement Action (including any restructuring or work out) or in connection with the exercise, protection or enforcement of any rights or remedies of Agent and/or Lenders in, or in the monitoring of, any proceeding under any Debtor Relief Law relating to any Obligor or its property, and (y) except as provided in clause (x) above, such legal fees, costs and expenses reimbursable by Borrowers pursuant to this sentence shall be limited to one outside counsel of Agent plus one outside counsel of Agent in each jurisdiction of formation or organization of any Obligor. Subject to the limitations set forth herein, all out-of-pocket outside legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand. If, as a result of any restatement of or other adjustment to the financial statements of the MLP Parent and/or its Subsidiaries or for any other reason, the Borrowers or the Required Lenders determine that (i) the Quarterly Average Availability as calculated by the Borrowers as of any applicable date was inaccurate
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and (ii) a proper calculation of the Quarterly Average Availability would have resulted in higher or lower pricing for such period, (A) in the case of higher pricing, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (B) in the case of lower pricing, the applicable Lenders shall immediately and retroactively be obligated to pay to Borrowers, promptly on demand by Borrowers (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrowers under the Bankruptcy Code of the United States, automatically and without further action by any Borrower), an amount equal to the excess of the amount of interest and fees that was actually paid for such period over the amount of interest and fees that should have been paid for such period, provided, however, that if a Default has then occurred and is continuing, Agent shall be entitled to apply such amount or any portion thereof to any Obligations which are then due and/or retain such amount or any portion thereof as Cash Collateral. In the event of any change in GAAP applicable to Borrowers and other similarly situated entities generally, if any such change would otherwise requires a restatement or other retroactive financial statement adjustment as a result of the retroactive application of such revised GAAP principles, then Section 1.2.2 shall control and all fee related calculations shall continue to be made as set forth in Section 1.2.2.
     3.5 Illegality. If any Lender determines in good faith that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrowers through Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent and the Borrowers that the circumstances giving rise to such determination no longer exist, which such Lender agrees to do promptly upon the occurrence thereof. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.6 Increased Costs.
          3.6.1 Increased Costs Generally.
     If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.6.5) or Issuing Bank;
     (ii) subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any
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participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or
     (iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or Issuing Bank or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     3.6.2 Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
     3.6.3 Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 3.6.1 or Section 3.6.2 of this Section and delivered to the Borrowers in accordance with Section 3.3 shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     3.6.4 Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in
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Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.6.5 Reserves on LIBOR Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.7 Capital Adequacy. If a Lender in good faith determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitment, Loans, participations in LC Obligations or other obligations under the Credit Documents, then Borrowers shall, within five days following written demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.
     3.8 Mitigation.
     3.8.1 Designation of a Different Lending Office. If any Lender requests compensation under Section 3.6, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9, or if any Lender gives a notice pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.9 or Section 3.6, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.5, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     3.8.2 Replacement of Lenders. (a) If any Lender gives notice pursuant to Section 3.5 or requests compensation under Section 3.6 or Section 3.7, (b) if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9, or (c) if a Lender is a Defaulting Lender, Borrowers may replace such Lender in accordance with Section 14.18.
     3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any
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repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) the Borrowers fail to repay a LIBOR Loan when required hereunder or (d) the Borrowers revoke any notice of termination of the Revolver Commitments, then the Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. A Lender’s demand for payment of such losses and expenses shall set forth the nature thereof and a calculation of the amount to be paid in reasonable detail, which demand shall be delivered to Borrower Agent within 90 days after such Lender has made a determination of such losses or expenses and in no event later than nine (9) months after the occurrence of the event that gave rise to such losses or expenses. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loan.
     3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4. LOAN ADMINISTRATION
     4.1 Manner of Borrowing and Funding Revolver Loans.
     4.1.1 Notice of Borrowing.
     (a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing (including any telephonic notice thereof, any notice given via electronic mail and any notice submitted through Agent’s website) shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified) and (E) whether such Loan is a General Revolver Loan or a Distribution Revolver Loan.
     (b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Indebtedness) shall be deemed irrevocably to be a request (without any requirement for a Notice of Borrowing) for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.
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      (c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request (without any requirement for a Notice of Borrowing) for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account.
     (d) Neither Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan (i) on or after the Commitment Termination Date, (ii) when an Overadvance exists or would result therefrom, or (iii) when any condition in Section 6 is not satisfied, but may do so in their discretion, without being deemed to have waived any Default or Event of Default.
     4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Agent shall use commercially reasonable efforts to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall make available the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
     4.1.3 Swingline Loans; Settlement.
     (a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers out of Agent’s own funds, up to an aggregate outstanding amount equal to ten percent (10%) of the Revolver Commitments then in effect unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. In no event shall Agent honor a request for a Swingline Loan if Agent knows that the unpaid balance of Revolver Loans outstanding at such time (including the requested Swingline Loan) would exceed the Borrowing Base, unless such Swingline Loan would otherwise be permitted as an Overadvance or a Protective Advance. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
     (b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every five Business Days. On each settlement
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date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied. If, due to any proceeding under any Debtor Relief Law with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.
     4.1.4 Telephonic Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers (but not change the account into which Loan proceeds are to be deposited) based on telephonic instructions. Borrowers shall confirm each such telephonic request by prompt delivery to Agent of a written Notice of Borrowing or Notice of Conversion/Continuation, if applicable, duly executed by an authorized officer of Borrower Agent. If a written confirmation differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
     4.1.5 Electronic Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on instructions delivered via electronic mail or submitted through Agent’s website. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of instructions delivered via electronic mail or submitted through Agent’s website from a source believed in good faith by Agent or any Lender to be authorized to give such instructions on a Borrower’s behalf.
4.2 Defaulting Lender.
     4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares; provided, however, that in no event shall any Lender be obligated to fund or participate in Loans or Letters of Credit in an aggregate amount in excess of its Revolver Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except for an amendment, waiver or other modification relating to an increase in the Commitment of a Defaulting Lender, a postponement of any date fixed for payment of principal or interest on Loans held by a Defaulting Lender or a reduction or forgiveness of the principal of, or the rate of interest applicable to, any Loan held by a Defaulting Lender.
     4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such
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amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive unused line fees paid pursuant to Section 3.2.2, letter of credit facility fees paid pursuant to Section 3.2.3 or any other fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.2. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.3 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
     4.2.3 Cure. Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender.
     4.3 Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis. No more than eight (8) aggregated LIBOR Loans may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof in writing, by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing
     4.4 Borrower Agent.
     4.4.1 Designation. Each Borrower hereby designates CSPP (“Borrower Agent”) as its representative and agent for all purposes under the Credit Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Agent, Issuing Bank or any Lender, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment.
     4.4.2 [Intentionally Omitted].
     4.4.3 Reliance, etc. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or
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     undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     4.5 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
     4.6 Effect of Termination; Survival. On the effective date of any termination of all of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Credit Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Credit Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2, 14.3 and this Section shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5. PAYMENTS
     5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, subject to the provisions of Section 5.9, free of (and without deduction for) any Indemnified Taxes and Other Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrowers may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall, so long as an Event of Default has occurred and is continuing, and whether or not an Event of Default has occurred and is continuing in the case of payments of interest accrued on the Loans and payments of fees with respect to Letters of Credit payable under Section 3.2.3 when due, retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate consistent with the requirements of, or otherwise to ensure compliance with the terms and provisions of, this Agreement. If the Borrowers fail to designate which type of Loans are to be repaid with any payment, the payment shall be applied first to the General Revolver Loans and then to the Distribution Revolver Loans. If any payment under the Credit Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.
     5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid at any time from time to time, without penalty or premium. If any Disposition includes the disposition of Accounts or Inventory (other than Inventory sold in the Ordinary Course of Business), then Net Cash Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such Disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers
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shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.
     5.3 [Reserved].
     5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Credit Documents or, if no payment date is specified, on demand.
     5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. To the extent that any payment by or on behalf of the Borrowers or from the proceeds of Collateral is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises its right of setoff under Section 11.4, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion during an Event of Default or otherwise with Borrower Agent’s prior written consent) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     5.6 Post-Default Allocation of Payments.
     5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral or otherwise, shall be allocated as follows:
     (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
     (b) second, to all amounts owing to Agent on Swingline Loans;
     (c) third, to all amounts owing to Issuing Bank on LC Obligations;
     (d) fourth, to all Obligations constituting fees (other than Bank Product Indebtedness);
     (e) fifth, to all Obligations constituting interest (other than Bank Product Indebtedness);
     (f) sixth, to Cash Collateralization of LC Obligations;
     (g) seventh, to all Obligations constituting principal of the Loans;
     (h) eighth, to all other Obligations, other than Bank Product Indebtedness;
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     (i) ninth, to Bank Product Indebtedness; and
     (j) tenth, to Borrowers.
     Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Indebtedness shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Indebtedness as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Indebtedness, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party. If a Secured Party fails to deliver such notice within five days following request by Agent, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section (other than the tenth allocation to Borrowers) are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. Except for the allocation to Borrowers set forth in clause (j) preceding, this Section is not for the benefit of or enforceable by any Borrower. Within the foregoing parameters, payments applied to Revolver Loans shall be applied first to General Revolver Loans and then to Distribution Revolver Loans.
     5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
     5.7 Application of Payments. Subject to Section 5.6, after the occurrence of a Cash Dominion Trigger Event and until such time as a Cash Dominion Trigger Event has not existed for sixty (60) consecutive days, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations (other than Bank Product Indebtedness) at the beginning of the next Business Day. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Borrowers (unless otherwise separately and expressly agreed in writing by Agent on or after the date of this Agreement) and shall be made available to Borrowers as long as no Default or Event of Default exists.
     5.8 Loan Account; Account Stated.
     5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time, including the amount of principal and interest payable and outstanding LC Obligations. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
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     5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.9 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority imposed on such Borrower in accordance with Applicable Law.
     (c) Indemnification by the Borrowers. The Borrowers shall indemnify Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to such Borrower (with a copy to Agent), on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter at the time or times
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prescribed by Applicable Law or reasonably requested by the Borrowers or Agent), such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Any Lender, on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter at the time or times prescribed by Applicable Law or as reasonably requested by the Borrowers or Agent), shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will certify that such Lender is not subject to backup withholding and enable the Borrowers or Agent to determine whether or not such Lender is subject to information reporting requirements.
Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or Agent or as required by Applicable Law, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or successor form),
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form), or
     (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     In addition to and without limiting any of the foregoing, each Foreign Lender, and each other Lender that is a “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code, shall take any action (including, without limitation, entering into any agreement with the Internal Revenue Service) and comply with any information gathering, reporting or other requirements, in each case that are required to obtain exemption from any United States federal withholding taxes under FATCA.
     In addition to and without limiting any of the foregoing, each Lender shall promptly (A) notify Borrower Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes, and
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(B) notify Borrower Agent when a lapse in time or change in circumstances renders any previously delivered documentation obsolete or inaccurate and promptly deliver to Borrower Agent any properly completed and executed documentation as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in withholding tax of such Lender.
     (f) Treatment of Certain Refunds. If Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or the Issuing Bank in the event Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
5.10 [Reserved].
5.11 Nature and Extent of Each Borrower’s Liability.
     5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Credit Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Credit Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Credit Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in any proceeding under any Debtor Relief Law for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
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          5.11.2 Waivers.
     (a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Notwithstanding anything to the contrary in any Credit Document, and except as set forth in Section 5.11.3 or after Full Payment of all Obligations, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
     (b) Agent and (subject to the terms and provisions of this Agreement and the other Credit Documents) Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including (upon the occurrence and during the continuation of an Event of Default) realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between the amount of such successful bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
          5.11.3 Extent of Liability; Contribution.
     (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) the amount of the
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Obligations (subject to each Borrower’s right to contribution, indemnification and reimbursement payments described below), and (ii) such Borrower’s Allocable Amount.
     (b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
     (c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion upon giving at least 20 Business Days’ prior written notice to Borrower Agent, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.
     5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make the credit facility established hereunder available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
     5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations, provided, however, that so long as no Event of Default has occurred and is continuing, each Borrower shall be entitled to receive and apply payment of all intercompany obligations including the fees, allocated overhead, prepayments and repayments of indebtedness and interest thereon, and any and all other obligations.

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SECTION 6. CONDITIONS PRECEDENT
     6.1 Conditions Precedent to Initial Loans. In addition to the conditions precedent set forth in Section 6.2, Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, and this Agreement shall not be effective to amend and restate the Original Credit Agreement, unless the following conditions are satisfied (or effectively waived in writing in accordance with Section 14.1) and, with respect to deliveries, each such delivery shall be fully executed, where applicable, and in form and substance reasonably satisfactory to Agent (unless otherwise expressly stated in this Section 6.1 below):
     (a) Credit Documents, Organization Documents, Etc. Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Senior Officer of the signing Obligor or the MLP General Partner, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the other Credit Documents;
     (ii) a Note executed by each Borrower in favor of each Lender requesting a Note;
     (iii) copies of the Organization Documents of each Obligor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Obligor to be true and correct as of the Closing Date;
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers of each Obligor or the MLP General Partner as Agent may reasonably require evidencing the identity, authority and capacity of each Senior Officer thereof authorized to act as a Senior Officer in connection with this Agreement and the other Credit Documents to which such Obligor is a party (and Agent may rely on such certificates until otherwise notified by the applicable Obligor in writing); and
     (v) such documents and certifications as Agent may reasonably require to evidence that each Obligor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Opinions of Counsel. Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to Agent:
     (i) a legal opinion of Fulbright & Jaworski L.L.P., general counsel for Obligors; and
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     (ii) a legal opinion of Barnes & Thornburg, special Indiana counsel for the Obligors.
     (c) Personal Property Collateral. Agent shall have received:
     (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Obligor and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
     (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in Agent’s reasonable discretion, to perfect Agent’s security interest in the Collateral;
     (iii) evidence that all Instruments and Chattel Paper in the possession of any of Obligors with a value in excess of $1,000,000, together with allonges or assignments as may be necessary or appropriate to perfect Agent’s security interest in the Collateral, have been delivered to Agent;
     (iv) duly executed Lien Waivers and such other consents as are necessary, in Agent’s reasonable discretion, to perfect Agent’s security interest in the Collateral and ensure the first priority thereof in accordance with the terms of the Collateral Documents, including agreements establishing each Dominion Account and related lockbox in form and substance, and with financial institutions, reasonably satisfactory to Agent; and
     (v) in the case of any personal property Collateral located at a premises leased by an Obligor, such estoppel letters, consents and waivers from the landlords on such real Property as may be required by Agent (it being understood that Agent may in its discretion elect to provide for a Rent and Costs Reserve in an amount equal to at least three (3) months rent owing to a landlord rather in lieu of requiring a letter, consent or waiver from such landlord).
     (d) Evidence of Insurance. Receipt by Agent of copies of insurance policies or certificates of insurance of Obligors evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including endorsements naming Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of Agent, for the benefit of Lenders.
     (e) Officer’s Certificates. Agent shall have received a certificate or certificates executed by a Senior Officer of each Borrower or the MLP General Partner as of the Closing Date, in form and substance reasonably satisfactory to Agent, stating that (i) the conditions specified in subsections (a) through (d) of Section 6.2 have been satisfied, (ii) each Obligor is in compliance with all existing financial obligations, (iii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), and (iv) no action, suit, investigation or proceeding is pending or, to the knowledge of Borrowers and the MLP General Partner (if applicable), threatened in any court or before any arbitrator or Governmental Authority that purports
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to affect any Obligor or any transaction contemplated by the Credit Documents, if, in the case of the immediately preceding subclause (ii) and (iv), failure to so comply or such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect.
     (f) Financial Statements. Receipt by Agent and Lenders of (i) the Audited Financial Statements and the accountants’ unqualified opinion prepared in connection therewith described in Section 9.1.5, and (ii) such other information relating to the Consolidated Parties as Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.
     (g) Solvency. Agent shall have received a certificate executed by a Senior Officer of each Borrower or the MLP General Partner as of the Closing Date, in form and substance reasonably satisfactory to Agent, certifying that each of the Obligors is Solvent.
     (h) Fees. Any fees required to be paid by Borrowers to Agent, Arrangers or any of Lenders pursuant to the Fee Letters or otherwise on or before the Closing Date shall have been paid.
     (i) Attorney Costs. Borrowers shall have paid all reasonable fees, charges and disbursements of outside counsel of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Agent).
     (j) [Reserved].
     (k) [Reserved].
     (l) Priority of Liens. Agent shall have received satisfactory evidence that (i) Agent, on behalf of Lenders, holds a first priority, perfected Lien on all Collateral (subject to clause (ii)) and (ii) none of the Collateral is subject to any other Liens other than Permitted Liens and Liens on Indebtedness to be repaid on the Closing Date and to be released on or promptly after the Closing Date.
     (m) [Reserved].
     (n) [Reserved].
     (o) Due Diligence. No material adverse change in the financial condition of any Obligor shall have occurred since December 31, 2010.
     (p) Borrowing Base Certificate; Opening Availability. Agent and each Lender shall have received a Borrowing Base Certificate prepared as of the last day of the calendar week immediately preceding the Closing Date. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, the payment by Borrowers of all fees and expenses incurred in connection herewith, as well as any payables stretched beyond their customary payment practices, and the transactions contemplated herein to take place on the Closing Date, Availability shall be at least $75,000,000.
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     (q) Payment of Obligations under Original Credit Agreement. Except as may be otherwise agreed by Agent, all principal, interest, fees, costs, expenses and other “Obligations” (as such term is defined in the Original Credit Agreement) accrued and unpaid under the Original Credit Agreement and the “Credit Documents” (as such term is defined in the Original Credit Agreement), in each case, that have accrued or are otherwise outstanding or due and payable thereunder, shall be paid in full concurrently with the initial advance of Revolver Loans hereunder.
     Without limiting the generality of the provisions of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
     (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
     (b) The representations and warranties of each Obligor in the Credit Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate only to an earlier date, which shall be true and correct on such date);
     (c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
     (d) With respect to issuance of a Letter of Credit, the LC Conditions shall have been satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
     6.3 Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.
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SECTION 7. [RESERVED].
SECTION 8. COLLATERAL ADMINISTRATION
     8.1 Borrowing Base Certificates. Prior to the occurrence of a Reporting Trigger Event (and after a Reporting Trigger Event has not existed for sixty (60) consecutive days), Borrowers shall, by the 15th day of each month, deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may reasonably request. After the occurrence of a Reporting Trigger Event and until such time as a Reporting Trigger Event has not existed for sixty (60) consecutive days, Borrowers shall, on or before 5:00 p.m. on the second Business Day of each week, deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of Friday of the immediately preceding week, and at such other times as Agent may reasonably request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and signed by a Senior Officer or the Controller of Borrower Agent or its general partner, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates and reserves to reflect changes in dilution, quality, mix and other factors affecting the Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
     8.2 Administration of Accounts.
     8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a sales and collections report, in form satisfactory to Agent. Each Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $3,000,000 or more that were Eligible Accounts in the immediately preceding month cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof. Agent shall provide such of the foregoing information as it deems material to the Lenders promptly upon receipt thereof from the Borrowers.
     8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
     8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
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     8.2.4 Maintenance of Dominion Account. Borrowers (other than Borrowers which do not have any Eligible Accounts) shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and, if such Dominion Account is not maintained with Bank of America, requiring immediate transfer of all funds in the Dominion Account upon notification by Agent (which notification shall not be given until the occurrence of a Cash Dominion Trigger Event and will be revoked if a Cash Dominion Trigger Event ceases to exist for sixty (60) consecutive days) to a Dominion Account maintained with Bank of America, and waiving offset rights of such servicer or bank against any funds in the lockbox or Dominion Account, except offset rights for customary administrative charges. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
     8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
     8.2.6 Bank Products. In order to facilitate the administration of the Loans, Borrowers will maintain Bank of America or one or more other Lenders as their principal depository bank or banks, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of the Borrowers’ business.
     8.3 Administration of Inventory.
     8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request but in no event more frequently than once per week if no Default or Event of Default exists. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and, at Agent’s request, shall provide to Agent a report based on the latest such physical inventory. Agent may participate in and observe, at its reasonable request, any physical inventory count. Agent shall provide such of the foregoing information as it deems material to the Lenders promptly upon receipt thereof from the Borrowers.
     8.3.2 Returns of Inventory. No Borrower shall return any Eligible Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $3,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.
     8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is
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produced in accordance with Applicable Law, including the FLSA. No Borrower shall consign any Inventory having an aggregate value at any one time on consignment in excess of $10,000,000 for all such Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, provided, that commodity leases do not constitute consignments. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, and shall make rent payments (when due and payable or otherwise within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4 [Reserved].
     8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Except as may be otherwise agreed by Agent, each Borrower shall take all actions necessary to establish Agent’s control (for the benefit of Secured Parties and under the terms and condition set forth herein) of each such Deposit Account (other than the “PP&E Proceeds Account” (as such term is defined in the Security Agreement) and one or more accounts exclusively used for payroll, payroll taxes or employee benefits, or up to ten other accounts containing not more than $50,000 each, at any time). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent for the benefit of Secured Parties and under the terms and condition set forth herein) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, upon Agent’s written request, will amend Schedule 8.5 to reflect same.
     8.6 General Provisions.
     8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit and Inventory on consignment as permitted by Section 8.3.3, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other Dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral with an aggregate value not to exceed $500,000 to another location in the United States not set forth in Schedule 8.6.1, upon 15 Business Days prior written notice to Agent.
     8.6.2 Insurance of Collateral; Condemnation Proceeds.
     (a) Each Borrower shall maintain insurance with respect to its Property, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers (rated A or better by A.M. Best Rating Guide) as are reasonably satisfactory to Agent. All proceeds under each such policy with respect to Collateral shall be payable to Agent and (without duplication) the proceeds under each general liability policy and each excess liability policy up to the amount necessary to reimburse Agent for any out of pocket losses, claims, damages and related expenses actually suffered by Agent as a result of its relationship with the Obligors under the Credit Documents shall be payable to Agent. From time to time upon Agent’s request, Borrowers shall deliver the originals or certified copies of its insurance policies to Agent. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee with respect to Collateral or additional insured, as appropriate (except as otherwise provided in, and subject to, Section 4 of the Hedge Intercreditor Agreement); (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or
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invalidated by any act or neglect of any Borrower, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, written notice (including copies of all related information) of all claims in excess of $5,000,000 made to its insurance providers. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds of Collateral are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
(b) Any proceeds of insurance for Collateral (other than proceeds from general liability, workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent, provided that so long as no Event of Default has occurred and is then continuing and no Cash Dominion Trigger Event has occurred which remains unrevoked, such proceeds in an aggregate amount not to exceed $5,000,000 may be used by Borrowers in the Ordinary Course of Business, including the replacement of Collateral. Any such proceeds or awards shall be deposited into the Springing Dominion Account of the applicable Obligors. Proceeds from any business interruption insurance may be used by Borrowers in the Ordinary Course of Business.
     8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral or any other Property of the Borrowers, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
     8.6.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent in writing to Borrower Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:
     (a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
     (b) During the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable and in accordance with Applicable Law; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and
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sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower and received through any lockbox; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) sign a Borrower’s name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Credit Documents.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:
     9.1.1 Existence, Qualification and Power; Compliance with Applicable Laws. Each Obligor (a) is duly organized or formed, validly existing and in good standing (to the extent the concept of good standing exists in such jurisdiction) under the Applicable Laws of the jurisdiction of its incorporation or formation, and (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations, if any, under the Credit Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     9.1.2 Authorization; No Contravention. The execution, delivery and performance by each Obligor of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contradict the terms of any of such Person’s Organization Documents; (b) violate or result in any breach or contravention of, or result in or require the creation of any Lien (other than the Liens created by this Agreement or the other Credit Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Obligor is a party or affecting such Obligor or the Property of such Obligor or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law (including Regulation U or Regulation X issued by the Board of Governors).
     9.1.3 Governmental Authorization and Approvals; Other Consents. Each Consolidated Party has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business, to own, lease and operate its Properties and to execute, deliver and perform its obligations under the Credit Documents. All necessary import, export or other Licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Consolidated Party in connection with the execution, delivery or performance by, or enforcement
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against, any Obligor of this Agreement or any other Credit Document, except for (a) consents, authorizations, notices and filings described in Schedule 9.1.3, all of which have been obtained or made or have the status described in such Schedule 9.1.3, (b) third party consents with respect to immaterial contracts, (c) consents of certain of the third parties in possession of Inventory of Obligors permitting Agent access to premises owned by such third parties where such Inventory is located for the purpose of removing Collateral and/or subordinating any statutory or contractual lien such third parties may have with respect to Inventory in their possession (it being understood that Agent may either (i) institute a reserve with respect to such affected Inventory or, in the alternative, (ii) deem such affected Inventory ineligible for purposes of the definition of the term “Eligible Inventory”), and (d) filings to perfect the Liens created by the Collateral Documents.
     9.1.4 Binding Effect. This Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Obligor that is party thereto. This Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor that is party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     9.1.5 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other direct or known contingent material liabilities of the Consolidated Parties as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Consolidated Parties dated March 31, 2011, and the related unaudited consolidated statements of income or operations, partners’ capital and cash flows for the three month period ended on that date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. To the extent not described in the immediately preceding clause (a)(iii), Schedule 9.1.5 sets forth all material indebtedness and other material liabilities or known material contingent liabilities of the Consolidated Parties as of the date of the applicable financial statements referenced in this clause (b), including material liabilities for Taxes, material commitments and Indebtedness.
     (c) During the period from December 31, 2010, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each
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case, other than as reflected in the foregoing financial statements or in the notes thereto or otherwise disclosed in writing to the Lenders on or prior to the Closing Date.
     (d) The financial statements delivered pursuant to Section 10.1.1(a), (b) and (c) will be prepared in accordance with GAAP and when delivered will present fairly (except as may otherwise be permitted under Section 10.1.1(a), (b) and (c)), on the basis disclosed in the footnotes to such financial statements, if any, the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.
     (e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (f) The forecasts delivered to Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrowers’ good faith estimate of their future financial performance during the period covered by such forecasts. The Agent, the Issuing Bank and the Lenders hereby acknowledge that forecasts and estimates of future financial performance are inherently uncertain and no assurances have been given, and no representations or warranties have been made by any Consolidated Party, that the results reflected in the forecasts will be achieved.
     (g) For the avoidance of doubt, Calumet GP is not a Consolidated Party and it shall not be included in the consolidated financial statements of the Consolidated Parties to be prepared in accordance with this Agreement.
     9.1.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Obligors after due and diligent investigation, threatened in writing or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, in each case, in writing and by or against any Obligor or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. No Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority, except to the extent that such default could not reasonably be expected to have a Material Adverse Effect.
     9.1.7 No Default. No Consolidated Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document. To Borrowers’ knowledge, as of the Closing Date, there is no basis upon which any party (other than a Consolidated Party) could terminate a Material Contract prior to its scheduled termination date, which termination could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Consolidated Parties of their obligations under this Agreement and the other Credit Documents, and the making of Revolving Loans from time to time and the granting of Liens under the Collateral Documents as security for the payment of such Revolver Loans and other Obligations, does not and will not violate, or constitute a default or an event of default under, any Senior Notes Agreement.
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     9.1.8 Ownership of Property; Liens. Each Consolidated Party has good record and marketable (or, as to real property in Texas, indefeasible) title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or the Lenders, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Liens of Agent in the Collateral are duly perfected, first priority Liens, in accordance with the Collateral Documents and subject only to Permitted Liens that are expressly allowed to have priority over the Liens of Agent. Each Consolidated party has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.
     9.1.9 Environmental Compliance. Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:
     (a) All of the Real Estate and all operations at the Real Estate are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Estate or the operations conducted thereon, and there are no conditions relating to the Real Estate or the operations conducted thereon that could give rise to liability under any applicable Environmental Laws.
     (b) None of the Real Estate contains any Hazardous Materials at, on or under the Real Estate in amounts or concentrations that constitute a violation of, or could give rise to liability under, Environmental Laws.
     (c) No Consolidated Party has received any written notice of, or inquiry from any Governmental Authority that remains unresolved or is currently outstanding with regard to, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Estate or the operations conducted thereon, nor does any Senior Officer of any Obligor or the general partner of any Obligor have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Hazardous Materials have not been transported or disposed of from the Real Estate, or generated, treated, stored or disposed of at, on or under any of the Real Estate or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Senior Officers of the Obligors or the general partner of any Obligor, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Estate or the operations conducted thereon.
     (f) There has been no Environmental Release, or threat of Environmental Release, of Hazardous Materials at or from the Real Estate, or arising from or related to the operations (including disposal) of any Consolidated Party in connection with the Real
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Estate or otherwise in connection with the operations conducted thereon, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     9.1.10 Insurance. The properties of the Consolidated Parties are insured with financially sound and reputable insurance companies not Affiliates of a Borrower, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the management of CSPP, adequate for the Consolidated Parties. Schedule 9.1.10 contains a list of all insurance policies in effect as of the date hereof for each of the properties of CSPP and its Subsidiaries and provides a description of coverage provided by such policies, the carrier, policy number, expiration date and amount on Schedule 9.1.10.
     9.1.11 Taxes. The Consolidated Parties have filed all Federal and state income and other material Tax returns and reports required to be filed, and have paid all Federal and state income and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Consolidated Party that would, if made, have a Material Adverse Effect. Except as described on Schedule 9.1.11, neither any Obligor nor any Subsidiary thereof is party with any Person other than the Obligors to any Tax sharing agreement; provided, that the allocation of taxes in connection with a business acquisition agreement or in the MLP Partnership Agreement (or in any partnership agreement or limited liability company agreement or equivalent) of any Obligor or any Subsidiary thereof does not constitute a tax sharing agreement. The provision for Taxes on the books of each Consolidated Party is adequate in accordance with GAAP for all years not closed by applicable statutes, and for its current Fiscal Year.
     9.1.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all periods during which the Plan has been established, or alternatively, can rely on an opinion letter from the IRS with respect to the corresponding adoption agreement and basic plan documents for all periods during which a determination letter does not apply to the Plan, and if no determination letter can be currently relied upon by the Plan, then the applicable Plan sponsor (i) has an application for a determination letter which is currently being processed by the IRS with respect to the Plan thereto, (ii) has a remedial amendment period for submitting such a determination letter application that has not closed with respect thereto, or (iii) has properly and timely amended the Plan to comply with all Applicable Laws and, to the best knowledge of Obligors, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Obligor and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, except where the failure to make such contribution could not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except where the failure to make such contribution could not reasonably be expected to have a Material Adverse Effect.
     (b) There are no pending or, to the best knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any
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Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the aggregate actuarial present value of all accumulated plan benefits of all Pension Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 35 or any successor accounting standard) did not, as of the date of CSPP’s most recent financial statement reflecting any such amount, exceed the aggregate fair market value of the assets of all such Pension Plans except as disclosed in such financial statement; (iii) no Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Obligors, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor and no ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     (d) No Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any Plan or any “plan” (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     9.1.13 Capital Structure/Subsidiaries. The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date is as described in Schedule 9.1.13(a). Set forth on Schedule 9.1.13(b) is a complete and accurate list as of the Closing Date with respect to the MLP Parent and each of its direct and indirect Subsidiaries of (a) its jurisdiction of formation or organization, and (b) the percentage of the outstanding shares of each class issued by such Person and owned (directly or indirectly) by the Consolidated Parties. The outstanding Equity Interests of all such Persons are validly issued, fully paid and non-assessable and are owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 9.1.13(b), free and clear of all Liens (other than Permitted Liens and other Liens arising under or contemplated in connection with the Credit Documents).
     9.1.14 Margin Regulations; Investment Company Act.
     (a) None of the Consolidated Parties is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No Loan proceeds will be used by any Consolidated Party to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
     (b) None of the Obligors or any Subsidiary of an Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an
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investment company” within the meaning of the Investment Company Act of 1940, or is required to be registered as an “investment company” under, the Investment Company Act of 1940.
     9.1.15 Disclosure. Neither this Agreement nor any report, financial statement, certificate or other information furnished in writing by or on behalf of any Obligor to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     9.1.16 Compliance with Laws. Each Consolidated Party is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, including all foreign and domestic Applicable Laws with respect to the shipment and importation of any goods or Collateral, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrowers, no Inventory of the Consolidated Parties has been produced in violation of the FLSA.
     9.1.17 Intellectual Property. Each Consolidated Party owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. As of the Closing Date, set forth on Schedule 9.1.17 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Consolidated Party or that any Consolidated Party has the right to use. No claim has been asserted in writing to or is otherwise known by any Consolidated Party and is pending by any Person challenging or questioning the use of the Intellectual Property owned by any Consolidated Party or the validity or effectiveness of the Intellectual Property owned by any Consolidated Party, nor does any Borrower know of any such claim, and, to the knowledge of any Borrower, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a License by any Consolidated Party in respect of the Intellectual Property owned by any Consolidated Party does not infringe on the rights of any Person. As of the Closing Date, none of the Intellectual Property owned by the Consolidated Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 9.1.17. As of the Closing Date, except as disclosed on Schedule 9.1.17, no Consolidated Party pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.
     9.1.18 Solvency. Each Consolidated Party is Solvent.
     9.1.19 Business Locations. Set forth on Schedule 9.1.19(a) is a list of all Real Properties located in the United States that are owned or leased by the Obligors as of the Closing Date. Set forth on Schedule 9.1.19(b) is a list of all locations where any tangible personal Property of an Obligor (other than Inventory in transit and rolling stock) with an aggregate value per location in excess of $750,000 is located as of the Closing Date. Set forth on Schedule 9.1.19(c) is the chief executive office, jurisdiction of formation or organization and principal
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place of business of each Obligor as of the Closing Date. During the five years preceding the Closing Date, except as shown on Schedule 9.1.19(d), no Obligor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. During the five years preceding the Closing Date, no Obligor has had any other office or place of business.
     9.1.20 Brokers’ Fees. No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.
     9.1.21 Labor Matters. Schedule 9.1.21 sets forth all collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date. There are no existing or threatened strikes, walkouts, work stoppages or other material labor difficulty related to any collective bargaining or similar agreement to which any Consolidated Party is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 9.1.21, no Consolidated Party is party to or bound by any management or consulting agreement.
     9.1.22 Nature of Business. As of the Closing Date, the Consolidated Parties are engaged in the business of processing crude oil and other feedstocks into customized lubricating oils, solvents, waxes and certain byproducts, and into a variety of fuel and fuel-related products, including unleaded gasoline, diesel fuel, jet fuel and other petroleum based products.
     9.1.23 Representations and Warranties from Other Credit Documents. Each of the representations and warranties made by any of the Obligors in any of the other Credit Documents is true and correct in all material respects.
     9.1.24 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of Agent for the benefit of the Lenders and any other secured parties identified therein, legal, valid and enforceable first priority security interests in all right, title and interest of the Obligors in the Collateral described therein and all proceeds thereof (in each case subject to Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations). Except for filings completed prior to the Closing Date and as contemplated by this Agreement and the Collateral Documents, no filing or other action will be necessary to perfect or protect such security interest.
     9.1.25 [Reserved].
     9.1.26 Surety Obligations. No Consolidated Party is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
     9.1.27 Trade Relations. There exists no actual or, to the knowledge of Borrowers, threatened (in writing) termination, limitation or modification of any business relationship between any Consolidated Party and any customer or supplier, or any group of customers or suppliers, that individually or in the aggregate are material to the business of the Consolidated Parties, taken as a whole. As of the Closing Date, there exists no condition or circumstance that could reasonably be expected to impair the ability of the Consolidated Parties to conduct their businesses at any time hereafter in substantially the same manner as conducted on the Closing Date.
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     9.1.28 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
     (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
     (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
     (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;
     (d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
     (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), other than Accounts owing by a Government Authority which have been assigned in accordance the Assignment of Claims Act or which otherwise satisfy the criteria in clause (h) of the definition of Eligible Account;
     (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
     (g) to the knowledge of Borrowers, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to any proceeding under any Debtor Relief Law, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
     9.1.29 [Reserved].
     9.1.30 [Reserved].
     9.1.31 No Conflict with MLP Partnership Agreement. The execution, delivery and performance of this Agreement will not, upon the execution and delivery thereof, constitute a violation of, or otherwise contravene, the MLP Partnership Agreement as in effect on the Closing Date.
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     9.2 Complete Disclosure. As of the Closing Date, there is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1 Affirmative Covenants. For so long as any Commitments or Obligations are outstanding (and continuing until Full Payment of all Obligations), each Obligor shall, and shall cause each of its Subsidiaries to:
     10.1.1 Financial Statements. Deliver to Agent, in form and detail reasonably satisfactory to Agent as to clause (c) below only:
     (a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Consolidated Parties (commencing with the Fiscal Year ending December 31, 2011), a consolidated balance sheet of the Consolidated Parties as at the end of such Fiscal Year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP, such statements to be audited and accompanied by a (i) report and opinion of a Registered Public Accounting Firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Consolidated Parties (commencing with the Fiscal Quarter ending June 30, 2011), a consolidated balance sheet of the Consolidated Parties as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, partners’ capital and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, such statements to be certified on behalf of the Consolidated Parties by a Senior Officer of the Borrower Agent or its general partner as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Consolidated Parties for such Fiscal Quarter and portion of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) as soon as available, but in any event within 30 days after the end of each month (but within 60 days of the last month in each Fiscal Year of the Consolidated Parties), a consolidated balance sheet of the Consolidated Parties as at the end of such month and the related consolidated statements of income or operations, partners’ capital and cash flows for such month and for the portion of the Consolidated Parties’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such statements to be certified by the principal financial officer of the Borrower Agent as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Consolidated
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Parties for such month and portion of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 10.1.2(h)(i), the Borrowers shall not be separately required to furnish such information under clause (a), (b) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a), (b) and (c) above at the times specified therein. Agent shall provide the foregoing information received from the Borrowers to the Lenders promptly upon receipt thereof.
     10.1.2 Certificates; Other Information. Deliver to Agent, in form and detail reasonably satisfactory to Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 10.1.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in subsections (a), (b) and (c) of Section 10.1.1 (commencing with the delivery of the financial statements for the Fiscal Quarter ending June 30, 2011), a duly completed Compliance Certificate signed on behalf of the Consolidated Parties by a Senior Officer of the Borrower Agent or its general partner;
     (c) within 31 days after the end of each Fiscal Year of the Consolidated Parties, beginning with the Fiscal Year ending December 31, 2011, an annual business plan and budget of the Consolidated Parties containing, among other things, projections of the Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;
     (d) within 90 days after the end of each Fiscal Year of the Consolidated Parties, beginning with the Fiscal Year ending December 31, 2011, a certificate containing information regarding the amount of all Dispositions (other than any Excluded Disposition), issuances of Indebtedness, issuances of Equity Interests and Acquisitions that occurred during the prior Fiscal Year;
     (e) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower and the MLP Parent, in each case, by independent accountants in connection with the accounts or books of the MLP Parent, such Borrower or any Subsidiary of any of them, or any audit of any of them;
     (f) promptly after the furnishing thereof, copies of any financial information, proxy materials, statement, report or other information furnished to any holder of debt securities of any Obligor or any Subsidiary thereof pursuant to the terms of any indenture (including, without limitation, the Senior Notes Indenture), loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 10.1.1 or any other clause of this Section 10.1.2;
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     (g) promptly, and in any event within five Business Days after receipt thereof by any Obligor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other similar inquiry involving a material matter potentially adverse to an Obligor by such agency regarding financial or accounting results of any Obligor or any Subsidiary thereof; and
     (h) promptly after the same are available, (i) copies of each annual report, definitive proxy or financial statement, report on Form 10-K, 10-Q or 8-K, or other report (other than Forms 3, 4 or 5) or communication sent to the equityholders of the MLP Parent, and copies of all registration statements (other than any registration statements on Form S-8) that any Consolidated Party may file or be required to file with the SEC under the Securities Act of 1933, as amended, and (ii) upon the request of Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters, in each case, that could reasonably be expected to have a Material Adverse Effect;
     (i) [Reserved.]
     (j) promptly, such additional information regarding the business, financial or corporate affairs of CSPP or any other Obligor, or compliance with the terms of the Credit Documents, as Agent may from time to time reasonably request;
     (k) promptly, and in any event within fifteen days following the end of each month, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and at Agent’s reasonable request, a detailed trade payable aging, all in form satisfactory to Agent;
     (l) promptly after any request by Agent, such other information as Agent may reasonably request with respect to the Borrowing Base or the components thereof, or reasonably related thereto, regardless of the requirements of Section 8.1; and
     (m) promptly, and in any event within fifteen days, following the end of each month, a summary of all Swap Contracts to which any Obligor is a party and summary information regarding the aggregate mark to market for hedging activities and aggregate letters of credit issued to support such activities as of the end of the applicable period.
Documents required to be delivered pursuant to Section 10.1.1(a), (b) or (c) or Section 10.1.2(h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto, on CSPP’s website on the Internet at the website address or electronically files such documents with the United States Securities & Exchange Commission; or (ii) on which such documents are posted on CSPP’s behalf on an Internet or intranet website, if any, including Intralinks, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that the Borrower Agent shall notify Agent (by telecopier or electronic mail) of the posting of any such documents. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Agent with
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any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Agent shall provide such of the foregoing information as it deems material to the Lenders promptly upon receipt thereof from the Borrowers.
     10.1.3 Notices and Information.
     (a) Promptly notify Agent and each Lender in writing of the occurrence of any Default or Event of Default and the nature thereof.
     (b) Promptly notify Agent in writing, of any of the following that affects any Consolidated Party: (i) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (ii) any pending or threatened (in writing) material labor dispute, strike or walkout, or the expiration of any material labor contract not concurrently replaced; (iii) any default under or termination of a Material Contract; (iv) any judgment in an amount exceeding $10,000,000 (provided that (A) this clause (iv) shall exclude judgments if and to the extent that they are covered by insurance and the insurer has acknowledged such coverage and is able to pay such claim and (B) if Availability exceeds $100,000,000 on a Pro Forma Basis after giving effect to such judgment at the time of such judgment, then notice of a judgment must be given only if the amount of such judgment exceeds the Threshold Amount); (v) the assertion in writing of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (vi) any violation or asserted (in writing) violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (vii) any Environmental Release by a Consolidated Party or on any Property owned, leased or occupied by a Consolidated Party that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice regarding a matter or event that could reasonably be expected to have a Material Adverse Effect; (viii) the discharge of or any withdrawal or resignation by any Borrower’s independent accountants; or (ix) any opening of a new office or place of business holding tangible Collateral exceeding $750,000, at least 10 days prior to such opening.
     (c) Promptly notify Agent of the occurrence of any ERISA Event.
     (d) Promptly notify Agent of any material change in accounting policies or financial reporting practices by any Consolidated Party, including any determination by the Borrowers referred to in Section 3.3.
     (e) Upon the reasonable written request of Agent following the occurrence of any event or the discovery of any condition which Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 9.1.9 to be untrue in any material respect, the Obligors will furnish or cause to be furnished to Agent, at the Obligors’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to Agent as to the nature and extent of the presence of any Hazardous Materials on any Real Properties impacted or affected by the breach of the representation or warranty, and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties.
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     (f) At the time of delivery of the financial statements and reports provided for in Section 10.1.1(a), deliver to Agent a report signed by a Senior Officer of the Borrower Agent or its general partner setting forth (i) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Obligor since the last day of the immediately preceding Fiscal Year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Obligor since the last day of the immediately preceding Fiscal Year and the status of each such application, all in such form as shall be reasonably satisfactory to Agent.
     (g) Not later than five Business Days after receipt thereof by any Consolidated Party thereof, to the extent required to be filed by Company pursuant to Company’s obligations under the Securities Exchange Act of 1934, as amended, copies of (i) all notices or written requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any material instrument, indenture, loan or credit or similar agreement, and (ii) from time to time upon request by the Agent, such information and reports regarding such material instruments, indentures and loan and credit and similar agreements as the Agent may reasonably request.
Each notice pursuant to this Section 10.1.3(a) through (e) shall be accompanied by a statement of a Senior Officer of Borrower Agent or its general partner setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to this Section 10.1.3(a) shall describe with particularity any and all provisions of this Agreement and any other Credit Document giving rise to such Default or Event of Default.
     10.1.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, except to the extent that failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property (unless a Permitted Lien); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     10.1.5 Preservation of Existence, Licenses, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.4 or Section 10.2.5; (b) take all reasonable action to maintain all rights, privileges, permits, Licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks, and (d) without limitation of the foregoing, keep each License affecting any Collateral (including with respect to the manufacture, distribution or disposition of Inventory) or any other material Property of the Consolidated Parties in full force and effect excluding those Licenses the loss of which could not reasonably be expected to have a Material Adverse Effect; pay all Royalties when due, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being
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maintained by the applicable Consolidated Party; and notify Agent of any default or breach asserted in writing by any Person to have occurred under any such License.
     10.1.6 Maintenance of Properties. (a) Maintain, preserve and protect all of its material Properties and Equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     10.1.7 Maintenance of Insurance. Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) with insurers rated A or better by Best Rating Guide, in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are deemed sufficient for the Consolidated Parties by the management of the Borrower Agent in the exercise of reasonable business judgment and reasonably acceptable to Agent. Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be altered in a manner materially adverse to the insured or Agent and Lenders or canceled.
     10.1.8 Compliance with Laws and Material Contractual Obligations. (a) Comply with the requirements of all Applicable Laws, all Contractual Obligations, and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (i) such requirement of Law, Contractual Obligation, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.
     10.1.9 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Obligor or such Subsidiary, as the case may be.
     10.1.10 Inspection Rights.
     (a) Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and Accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. The Obligors agree that
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Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Obligors. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor (unless such inspection, appraisal or report form the basis for an adjustment to the Borrowing Base or any component thereof, in which case the same shall be shared by Agent to Borrower Agent upon the request of Borrower Agent). To the extent any inspection result, appraisal or report is shared by Agent or a Lender with any Obligor, such Obligor shall not be entitled to rely upon it.
     (b) Reimburse Agent for all reasonable charges, costs and expenses of Agent (consistent with those charged by Agent to its other similarly situated customers) in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year or, if Availability falls below 60% (but is equal to or greater than 25%) of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purpose of this calculation) and the amount of the Revolver Commitments then in effect, up to two times per Loan Year or, if Availability falls below 25% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the amount of the Revolver Commitments then in effect, up to three times per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year or, if Availability falls below 25% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the amount of the Revolver Commitments then in effect, two times per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to the foregoing, Borrowers shall pay Agent’s standard charges ($1,000 per day as of the Closing Date) for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.
     10.1.11 Use of Proceeds. Use the proceeds of the Loans for the purposes set forth in Section 2.1.3 and not in contravention of any Applicable Law or of any Credit Document.
     10.1.12 [Reserved].
     10.1.13 Additional Borrowers or Guarantors.
     (a) Joinder as Borrower or Guarantor. Promptly notify Agent upon any Person becoming a Subsidiary (whether in connection with a Permitted Acquisition, another permitted Investment or otherwise), excluding any Person that is an Immaterial Subsidiary but including any Person that is initially an Immaterial Subsidiary and subsequently ceases to be an Immaterial Subsidiary, and, if such Person is not a Foreign Subsidiary, cause it (a) to become a party to this Agreement as a joint and several “Borrower” by executing a joinder agreement in form and substance reasonably satisfactory to Agent, and (b) to execute and deliver such other documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent, for the benefit of Secured Parties, on the assets of such Person of the type constituting Collateral, including delivery of such corporate resolutions, organizational documents and legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate; provided, that in
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lieu of the foregoing at the option of Agent, the Borrowers shall cause such Person to execute and deliver a Guaranty and such other documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent, for the benefit of Secured Parties, on the assets of such Person of the type constituting Collateral, including delivery of such corporate resolutions, organizational documents and legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. Nothing contained herein shall require the MLP General Partner to become a Borrower or Guarantor.
     (b) [Reserved].
     (c) Effect on Borrowing Base. No Inventory of any Person which becomes a Borrower shall be Eligible Inventory and no Accounts of such Person shall be Eligible Accounts until Agent shall have completed and received all due diligence materials with respect to such Person as Agent may reasonably request, including, but not limited to, an appraisal of such Person’s Inventory and a field examination with respect to such Person’s assets, financial position and other information pertaining to the Collateral that Agent may require, in each case, in form and substance satisfactory to Agent in its discretion. For the avoidance of doubt, no assets of any Guarantor shall be included in the Borrowing Base at any time unless and until such Guarantor is a Borrower and has complied with the terms hereof.
     10.1.14 Pledged Assets.
     (a) [Reserved]
     (b) Other Assets. Each Obligor will (i) cause all of its owned and leased personal Property of the type constituting Collateral to be subject at all times to first priority, perfected Liens in favor of Agent, for the benefit of Secured Parties, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, or, with respect to such Property acquired after the Closing Date, such other additional security documents as Agent may reasonably request, subject in any case to Permitted Liens, and (ii) deliver such other documentation as Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, appraisals, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 6.1(c), all in form, content and scope reasonably satisfactory to Agent.
     10.1.15 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between a Consolidated Party and any landlord, warehouseman, processor or bailee that owns any premises at which any Collateral may be kept or that otherwise may possess any Collateral.
     10.1.16 Clean Down of Distribution Revolver Loans. Cause the aggregate outstanding principal balance of Distribution Revolver Loans to be zero for a period of at least fifteen (15) consecutive days during each twelve-month period, commencing January 1, 2011.
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     10.2 Negative Covenants. For so long as any Commitments or Obligations (and continuing until Full Payment of all Obligations) are outstanding, each Obligor shall not, and shall cause each of its Subsidiaries not to:
     10.2.1 Liens. Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Credit Document (including Liens granted under the Collateral Documents which secure Bank Product Indebtedness and other Obligations);
     (b) Liens existing on the Closing Date and listed on Schedule 10.2.1 and any renewals or extensions thereof, provided that (i) the Property (or, in the case of fungible Property, any replacement thereof) covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (other than for reasonable and customary transaction costs incurred in connection with such renewal or extension), (iii) any additional direct or any contingent obligor with respect thereto is not added, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.2.3(b);
     (c) Liens (other than Liens imposed under ERISA) for Taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (e) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real Property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h), and pre-judgment Liens created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, for which
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adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default under Section 11.1(h);
     (i) Liens securing Indebtedness permitted under Section 10.2.3(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and the proceeds thereof (including insurance proceeds), (ii) the Indebtedness secured thereby does not exceed the cost or fair market value on the date of acquisition, whichever is lower, of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof;
     (j) (i) Liens securing Indebtedness permitted under Section 10.2.3(g) (subject to the condition set forth in clause (i) thereof); and
     (ii) Liens on Property acquired pursuant to a Permitted Acquisition, or on the Property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (A) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.2.3(h), (B) such Liens existed at the time such Person became a Subsidiary and were not created in connection with, or in contemplation or anticipation of, such Permitted Acquisition, (C) any such Liens do not attach to or encumber any Property constituting Collateral, and (D) the amount of Indebtedness secured thereby is not increased.
     (k) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;
     (l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (n) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.2.2;
     (o) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
     (p) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
     (q) Liens of sellers of goods to the Consolidated Parties arising under Article 2 of the Uniform Commercial Code or similar provisions of Applicable Law in the Ordinary Course of Business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
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     (r) Liens securing Indebtedness permitted under Section 10.2.3(m); provided, that such Liens do not at any time attach to or encumber any Property constituting Collateral;
     (s) customary setoff rights and related settlement procedures under any Swap Contract permitted to be incurred pursuant to Section 10.2.3(d);
     (t) Liens arising in connection with (i) any lease, transfer or disposition of any metal or other element, composite or alloy used as, or part of, a catalyst necessary or useful for the operation of the refinery assets of the Consolidated Parties or (ii) any commodity leases for any metal or other element, composite or alloy used as, or part of, a catalyst necessary or useful for the operation of the refinery assets of the Consolidated Parties in the Ordinary Course of Business and not for the purpose of speculation; provided, in each case, that such Liens do not encumber any Property other than (A) the catalyst or applicable part thereof or the commodities (whether one or more) being leased, (B) any insurance proceeds of any of the foregoing or (C) any metal or other element, composite or alloy used as, or part of, a catalyst in the operation of the refinery assets;
     (u) Liens securing obligations under Swap Contracts permitted under Section 10.2.3(d) hereof; provided that (other than Obligations under Interest Rate Swaps which constitute Bank Products) (i) such Liens do not at any time attach to or encumber Property constituting Collateral and (ii) if reasonably requested by Agent following notice of the intention of an Obligor or a Subsidiary of an Obligor to grant such a Lien, the counterparty to such Swap Contracts shall have entered into an intercreditor agreement with Agent on behalf of Lenders in form and substance reasonably satisfactory to Agent; and
     (v) Liens on the Hedge Agreement Collateral securing Indebtedness permitted under Section 10.2.3(d), provided that the Hedge Intercreditor Agreement remains in effect at all times during the existence of such Liens.
     10.2.2 Investments. Make any Investments, except the following (“Permitted Investments”):
     (a) Investments held in the form of Cash Equivalents;
     (b) Investments existing as of the Closing Date and set forth in Schedule 10.2.2;
     (c) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 10.2.2) not to exceed $2,000,000 at any time outstanding; provided that all such advances must be in compliance with Applicable Laws, including Sarbanes-Oxley.
     (d) Investments in (i) any Person which is an Obligor at the time of such Investment and (B) newly created Domestic Subsidiaries, provided that the applicable requirements of Section 10.1.13 and Section 10.1.14 are satisfied;
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     (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (f) Guarantees constituting Indebtedness permitted by Section 10.2.3;
     (g) any reinvestment of the proceeds of any Involuntary Disposition or of any Disposition, in each case, so long as such reinvestment is permitted by the terms hereof;
     (h) Investments consisting of an Acquisition by any Consolidated Party, provided that
     (i) Same or Similar Line of Business. The Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Consolidated Parties were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) or any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code and relates to the exploration for, or development, mining, production, ownership, operation, processing, refining, storage, transportation, marketing, distribution or other handling of, petroleum-based products, biofuels, feedstocks (including, without limiting the generality of the foregoing, oil and natural gas), and other minerals and fuels related to the foregoing;
     (ii) Guaranty and Collateral Requirements. Agent shall have received all items, including in respect of the Property acquired in such Acquisition and/or in respect of any Subsidiary that is formed to effect such Acquisition, required to be delivered by the terms of Section 10.1.13 and/or Section 10.1.14;
     (iii) Non-Hostile. In the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;
     (iv) Continued Accuracy of Representations and Warranties. The representations and warranties made by the Obligors in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;
     (v) Partnership Interests. If such transaction involves the purchase of an equity interest in a partnership between a Consolidated Party as a general partner and entities unaffiliated with such Consolidated Party as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate or limited liability holding company directly or indirectly wholly-owned by CSPP;
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     (vi) Minimum Liquidity. Availability (A) at all times during the sixty-day period preceding such Acquisition, (B) on the date of such Acquisition after giving effect thereto, and (C) projected at all times during the six-month period following such Acquisition, in each case, on a Pro Forma Basis, shall be greater than or equal to 15% of the lesser of (x) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (y) the Revolver Commitments then in effect;
     (vii) No Default or Event of Default. No Default or Event of Default shall exist immediately prior to or immediately after the consummation of such Acquisition;
     (viii) Pro Forma Compliance. If Availability as referred to in clause (vi)(A), (B) or (C) above is less than 35% of the lesser of (A) the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and (B) the Revolver Commitments then in effect (which Availability under clause (vi)(A) above shall be, for purposes of this clause (viii) only, calculated on an average basis), then Borrower Agent shall have delivered to Agent a certificate demonstrating, based on adjustments made in good faith using reasonable assumptions, that, upon giving effect to such Acquisition, the Fixed Charge Coverage Ratio on a Pro Forma Basis would be at least 1.0 to 1.0; and
     (ix) Due Diligence Matters. Agent shall have received all due diligence materials with respect to such Person as Agent may reasonably request, including, but not limited to, an appraisal of such Person’s Inventory and a field examination with respect to such Person’s assets, financial position and other information as Agent may request, in each case, in form and substance reasonably satisfactory to Agent.
     (i) to the extent constituting Investments, Swap Contracts permitted to be incurred pursuant to Section 10.2.3(d);
     (j) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments in Subsidiaries which are not Obligors at the time of such Investment in an aggregate amount (excluding Investments of such type set forth in Schedule 10.2.2) not to exceed, together with the amount of Investments outstanding pursuant to Section 10.2.2(k), $50,000,000 at any time outstanding;
     (k) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount for all such Investments pursuant to this Section 10.2.2(k), together with the amount of Investments outstanding pursuant to Section 10.2.2(j), not to exceed $50,000,000 (subject to Section 1.4) at any time outstanding; and
     (l) Investments in Senior Notes required by the terms of the Senior Notes Indenture.
     10.2.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;
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     (b) Indebtedness of the Borrowers and their Subsidiaries outstanding on the Closing Date and set forth in Schedule 10.2.3, and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Persons than such existing Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Obligors or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate (it being understood that it shall be deemed a permitted refinancing under this Section 10.2.3(b) if funds, raised in a public offering of debt securities, are restricted to repayment of such Indebtedness, even if a period of up to 30 days (or a longer period to the extent that such funds are escrowed pursuant to arrangements satisfactory to the Required Lenders) intervenes between the date such public offering closes and the date that the applicable Indebtedness is repaid from such funds);
     (c) intercompany Indebtedness, and Guarantees with respect to Indebtedness otherwise permitted hereunder, so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 10.2.2 (other than subsection (f) thereof);
     (d) obligations (contingent or otherwise) of any Consolidated Party existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (it being understood that Section 2(a)(iii) of the ISDA Master Agreement does not constitute such a provision), and (iii) such obligations do not constitute Bank Product Indebtedness;
     (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Lease Obligations) hereafter incurred by any Consolidated Party to finance fixed assets (including, without limitation, any metal or other element, composite or alloy used as, or part of, a catalyst in the operation of the refinery assets of any of the Consolidated Parties); provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $50,000,000 at any one time outstanding (provided that the foregoing limitation on principal amount shall not apply (A) to purchase money Indebtedness (whether in the form of Capital Leases or as Indebtedness) incurred to purchase any metals or other elements, composites or alloys used as, or part of, a catalyst in the operation of the refinery assets of any of the Consolidated Parties or (B) if Borrowers demonstrate to the reasonable satisfaction of
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Agent, based on adjustments made in good faith using reasonable assumptions, that the Fixed Charge Coverage Ratio on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness shall be at least 1.1 to 1.0), (ii) such Indebtedness when incurred shall not exceed the lesser of the purchase price and the value of the asset(s) financed, and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
     (f) [Reserved];
     (g) Indebtedness incurred to finance a Permitted Acquisition; provided that (i) no Liens (if such Indebtedness is secured) securing such Indebtedness shall at any time attach to or encumber any Property constituting Collateral, (ii) the maturity date for such Indebtedness shall occur no earlier than the date six months after the Revolver Termination Date, (iii) the principal amount of such Indebtedness shall not amortize by more than 2% during any year prior to the Revolver Termination Date (excluding the effect of put rights, required tenders for such Indebtedness or other repayments or prepayments required upon the occurrence of a contingency (such as, by way of example and not by way of limitation, an event of default, the destruction of assets or a change of control) if (but only if) Agent has received prior written notice of the exercise of such put right, tender or other repayment or prepayment in reasonable detail and has established an Availability Reserve up to the aggregate amount of such repayment or prepayment in connection with and prior to such repayment or prepayment), and (iv) the holder of such Indebtedness (if such Indebtedness is secured) shall have entered into an intercreditor agreement with Agent on behalf of Lenders in form and substance satisfactory to Agent;
     (h) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by a Consolidated Party pursuant to a Permitted Acquisition as a result of a merger or consolidation, or the acquisition of Property securing such Indebtedness), so long as such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition; provided, however, that if any of such Indebtedness matures prior to the Revolver Termination Date and such Indebtedness has not been refinanced or defeased within ninety days prior to its maturity date, Agent may, in its discretion, establish an Availability Reserve with respect to such Indebtedness;
     (i) Bank Product Indebtedness;
     (j) Indebtedness of a Consolidated Party in the form of completion guarantees and performance bonds and other similar obligations required in the Ordinary Course of Business in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, excluding bonds posted to secure excise tax or sales tax payment obligations;
     (k) To the extent constituting Indebtedness, obligations of the Consolidated Parties (i) arising under any license for a proprietary refining process entered into by a Consolidated Party in the Ordinary Course of Business (including, without limiting the generality of the foregoing, plant expansion, modification and optimization), (ii) in respect of leases (including any such lease constituting a Capital Lease) of catalyst or other metals necessary or useful for the operation of the refinery assets of the Consolidated Parties and (iii) in respect of commodity leases (including any such commodity lease constituting a Capital Lease) for catalyst elements and related
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commodities (including metals) in the Ordinary Course of Business and not for the purposes of speculation;
     (l) additional unsecured Indebtedness of the Consolidated Parties not otherwise permitted pursuant to this Section 10.2.3; provided that (i) the maturity date for such Indebtedness shall occur no earlier than the date six months after the Revolver Termination Date, (ii) the principal amount of such Indebtedness shall not amortize by more than 2% during any twelve month period prior to the Revolver Termination Date (excluding the effect of put rights, required tenders for such Indebtedness or other repayments or prepayments required upon the occurrence of a contingency (such as, by way of example and not by way of limitation, an event of default, the destruction of assets or a change of control) if (but only if) Agent has received prior written notice of the exercise of such put right, tender or other repayment or prepayment in reasonable detail and has established an Availability Reserve up to the aggregate amount of such repayment or prepayment in connection with and prior to such repayment or prepayment), and (iii) in the case of any subordinated Indebtedness, the applicable subordination terms thereof shall be reasonably acceptable to Agent; and
     (m) additional secured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, so long as no Liens securing such Indebtedness shall at any time attach to or encumber any Property constituting Collateral.
     10.2.4 Fundamental Changes. Except in connection with an Excluded Disposition, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 10.2.4 but subject to the terms of Sections 10.1.13 and 10.1.14, (a) any Borrower may merge or consolidate with any of its Subsidiaries provided that a Borrower shall be the continuing or surviving entity or, if not the surviving entity, the survivor shall assume the obligations of such Borrower and become a party to the Credit Documents as a “Borrower” in a manner reasonably acceptable to Agent, including, without limitation, by the execution of such documents of joinder and such Collateral Documents as Agent may reasonably request and by demonstrating that Agent will have first priority perfected Liens on such Person’s Collateral (subject to Permitted Liens) and its compliance in all material respects with Applicable Laws, including the Patriot Act, (b) any Consolidated Party that is an Obligor may merge or consolidate with any other Obligor, provided that if the merger or consolidation involves a Borrower, such Borrower shall be the continuing or surviving entity or, if not the surviving entity, the survivor shall assume the obligations of such Borrower and become a party to the Credit Documents as a “Borrower” in a manner reasonably acceptable to Agent, including, without limitation, by the execution of such documents of joinder and such Collateral Documents as Agent may reasonably request and by demonstrating that Agent will have first priority perfected Liens on such Person’s Collateral and its compliance in all material respects with Applicable Laws, including the Patriot Act, (c) any Consolidated Party which is not an Obligor may be merged or consolidated with or into any Obligor provided that such Obligor shall be the continuing or surviving corporation, (d) any Consolidated Party which is not an Obligor may be merged or consolidated with or into any other Consolidated Party which is not an Obligor, (e) any Subsidiary may merge with any Person that is not an Obligor in connection with a Disposition permitted under Section 10.2.5, (f) a Borrower may merge with any Person in connection with a Permitted Acquisition, provided that such Borrower shall be the continuing or surviving entity or, if not the surviving entity, the survivor shall assume the obligations of such Borrower and become a party to the Credit Documents as a “Borrower” in a manner reasonably acceptable to Agent, including, without
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limitation, by the execution of such documents of joinder and such Collateral Documents as Agent may reasonably request and by demonstrating that Agent will have first priority perfected Liens on such Person’s Collateral and its compliance in all material respects with Applicable Laws, including the Patriot Act, (g) any Wholly Owned Subsidiary of a Borrower (other than a Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
     10.2.5 Dispositions. Make any Disposition other than an Excluded Disposition unless (a) at least seventy-five percent (or, in the case of any Disposition of any Property constituting Collateral, one hundred percent with respect to such Collateral) of the consideration paid in connection therewith shall be in cash or Cash Equivalents, such payment to be contemporaneous with consummation of such transaction, and shall be in an amount not less than the fair market value of the Property disposed of, (b) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (c) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 10.2.5, (d) the aggregate fair market value of all operating assets sold or otherwise disposed of in all such transactions after the Closing Date shall not exceed in respect of any single Disposition, $50,000,000, and with respect to all such Dispositions during the term of this Agreement, $125,000,000, (e) no later than five (5) Business Days prior to any such Disposition, the Borrower Agent shall have delivered to Agent a certificate of a Senior Officer of the Borrower Agent or its general partner specifying the anticipated date of such Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the fair market value of such assets and the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Disposition, (f) the Obligors shall remit the Net Cash Proceeds of any Disposition of Collateral to Agent for deposit into the Springing Dominion Account of the applicable Obligors and (g) no Default or Event of Default exists at the time thereof or will arise as a result thereof.
     10.2.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary of the MLP Parent may, and may incur obligations to, make Restricted Payments (directly or indirectly) to the MLP Parent or any other Subsidiary of the MLP Parent that is an Obligor;
     (b) each Consolidated Party may, and may incur obligations to, declare and make Restricted Payments payable solely in, and by the issuance of, the Equity Interests of such Person;
     (c) the MLP Parent or any Subsidiary thereof may, and may incur obligations to, make offsets against and acquisitions of Equity Interests of the MLP Parent in satisfaction of customary indemnification and purchase price adjustment obligations owed to the MLP Parent or its Subsidiaries under acquisition arrangements in which Equity Interests of the MLP Parent were issued as consideration for the Acquisition, provided that the only consideration exchanged by any Consolidated Party in connection with any such Acquisition is the relief, satisfaction or waiver of claims of such Consolidated Party under such acquisition arrangements;
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     (d) so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (i) the MLP Parent may, and may incur obligations to, purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new units of the Equity Interests of the MLP Parent;
     (ii) the MLP Parent may, and may incur obligations to, make Restricted Payments to its general and limited partners to be used by such Person (or, if applicable, distributed by such Person to its respective partners or members) to pay consolidated, combined or similar Federal, state and local Taxes payable by any such Person and directly attributable to (or arising as a result of) the operations of the MLP Parent and its Subsidiaries;
     (iii) any Borrower or any Subsidiary thereof may, and may incur obligations to, make Restricted Payments, in the Ordinary Course of Business, to the MLP General Partner to (A) reimburse the MLP General Partner for reasonable and customary administrative or operating expenses of a Borrower incurred by the MLP General Partner, and (B) permit the MLP General Partner to pay franchise fees or similar Taxes and fees required to maintain its existence;
     (iv) the MLP Parent may, and may incur obligations to, purchase, repurchase, retire or otherwise acquire or retire for value units of its Equity Interests (A) held by any present or former director, officer, member of management or employee of any Obligor, or any Subsidiary of any Obligor, in accordance with repurchase rights or obligations established in connection with such Equity Interests, and (B) pursuant to the terms of any incentive, benefit, compensation, employee or restricted equity interest purchase plan, equity interests option plan or other employee benefit or equity based compensation plan established by the MLP Parent or any other Obligor; provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 10.2.6(d)(iv) shall not exceed $15,000,000 (subject to Section 1.4) in any Fiscal Year;
     (v) the MLP Parent may, and may incur obligations to, make Restricted Payments consisting of the cashless exercise of options or warrants in connection with customary and reasonable employee compensation, incentive, or other benefit programs; and
     (vi) the MLP Parent may, and may incur obligations to, make other Restricted Payments not otherwise permitted above; provided that immediately after giving effect to such Restricted Payment, the sum of (A) cash on hand in Restricted Accounts of the Obligors plus (B) Availability shall be at least equal to the greater of (x) 15% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the Revolver Commitments then in effect and (y) $45,000,000.
     10.2.7 Change in Nature of Business; Name, Etc. (a) Engage in any line of business different from those lines of business conducted by the Consolidated Parties taken as a whole on the date hereof, any business substantially related or incidental thereto, or any other business that
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generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code and relates to the exploration for, or development, mining, production, ownership, operation, processing, refining, storage, transportation, marketing, distribution or other handling of, petroleum-based products, biofuels, feedstocks (including, without limiting the generality of the foregoing, oil and natural gas), and other minerals and fuels related to the foregoing, (b) change its name or conduct business under any fictitious name; or change its tax, charter or other organizational identification number, unless, in each case, Borrower Agent first provides Agent at least 30 days prior written notice of such change or fictitious name, or (c) change its form or state of organization other than pursuant to a Statutory Conversion or as otherwise consented to by Required Lenders.
     10.2.8 Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Obligor in the Ordinary Course of Business, (b) transfers of cash and assets to any Obligor in the Ordinary Course of Business, (c) intercompany transactions expressly permitted by Section 10.2.2, Section 10.2.3, Section 10.2.4, Section 10.2.5 or Section 10.2.6 (including distributions to the MLP General Partner permitted under Section 10.2.6(d)(iii) to reimburse the MLP General Partner for administrative and operating expenses of a Borrower incurred by the MLP General Partner, but excluding other transactions with the MLP General Partner), (d) the assignment by MLP General Partner to an Obligor of MLP General Partner’s rights under agreements relating to a Permitted Acquisition for the purpose of allowing such Obligor to consummate such Permitted Acquisition, and the assumption by such Obligor of the obligations of MLP General Partner under such agreements, provided that the only consideration payable by such Obligor in connection with such assignment (other than the assumption of such obligations) shall consist of reimbursement to MLP General Partner for its actual and reasonable out-of-pocket fees, costs and expenses relating thereto, (e) the purchase of assets from the MLP General Partner by an Obligor pursuant to a Permitted Acquisition, provided that the consideration payable by such Obligor and/or any other Obligor in connection with such purchase shall be on terms and conditions substantially as favorable to such Obligor and/or the other Obligors as would be obtainable by it or them in a comparable arms-length transaction with a Person other than an Affiliate and such purchase and the terms and conditions thereof shall have been approved in advance by the Conflicts Committee of the MLP General Partner as being fair and reasonable to Obligors, (f) compensation and reimbursement of expenses of employees, officers and directors, and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the Ordinary Course of Business of such Person on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
     10.2.9 Burdensome Agreements.
     (a) Enter into any Contractual Obligation (other than the Senior Notes Indenture) that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Obligor on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Obligor, (iii) make loans or advances to any Obligor, (iv) sell, lease or transfer any of its Property to any Obligor or (v) except in respect of any Consolidated Party which is not an Obligor, (A) pledge its Property of the type constituting Collateral pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as an Obligor pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except, in respect of any of the matters referred to in clauses (i), (ii), (iii) and (iv) above
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(but not in respect of any of the matters referred to in clause (v) above, other than the matters referred to in clause (v)(A) above as they relate to the proceeds of assets which are subject to a Permitted Lien in favor of a holder of secured Indebtedness permitted pursuant to Section 10.2.3), for (1) this Agreement and the other Credit Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 10.2.3(b), (d), (e), (g), (h), (l) or (m), provided that any such restriction contained therein relates only to the asset or assets constructed, acquired or financed in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) restrictions or conditions imposed by leases or licenses otherwise permitted hereunder, if such restrictions or conditions apply only to the leased or licensed property, or to customary provisions in leases, licenses and other contracts otherwise permitted hereunder restricting the assignment thereof; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (5) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 10.2.5 pending the consummation of such sale, (6) restrictions and conditions contained in credit agreements and other financial accommodations executed by Foreign Subsidiaries which Indebtedness is otherwise permitted hereunder, and (7) the Senior Notes Indenture as in effect on April 21, 2011, or as amended from time to time in accordance with the terms of this Agreement.
     (b) Enter into any Contractual Obligation (other than the Senior Notes Indenture) that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of Agent, for the benefit of Secured Parties, for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 10.2.3(b), (d), (e), (g), (h), (l) or (m), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 10.2.5, pending the consummation of such sale.
     10.2.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or in any other manner not contemplated in Section 2.1.3.
     10.2.11 [Reserved].
     10.2.12 Prepayment of Other Indebtedness, Amendment of Documents, Etc. Permit any Consolidated Party to:
     (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, or, with respect to clause (ii) hereof, the Prepayment Conditions are not satisfied at the time, (i) amend or modify any of the terms of any Indebtedness of such Consolidated Party (other than Indebtedness
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under the Credit Documents) if such amendment or modification would add or change any terms such that the incurrence of such Indebtedness would not be permitted by Section 10.2.3, or (ii) make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment (including any excess cash flow sweeps of Borrowed Money), redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Consolidated Party (other than (A) Indebtedness under the Credit Documents, (B) purchase money Indebtedness permitted under Section 10.2.3(e) hereof if (and only if) the required prepayment involves the mandatory application of, and is limited to the amount of, the proceeds of the Property securing such purchase money Indebtedness, (C) Indebtedness arising from a Senior Notes Offering upon the occurrence of a contingency such as, for example and not by way of limitation, an event of default, the destruction of assets or a change of control if (and only if) the Senior Notes Indenture requires such prepayment, (D) payment, prepayment, modification, amendment or settlement of any Swap Contracts, whether by means of early termination or otherwise, or (E) as permitted by an intercreditor or subordination agreement in form and substance satisfactory to Agent with respect to Indebtedness which is subject to such intercreditor or subordination agreement);
     (b) [Reserved];
     (c) notwithstanding subsection (a) of this Section 10.2.12, make any payment in respect of Subordinated Indebtedness in violation of the relevant subordination provisions;
     (d) notwithstanding subsection (a) of this Section 10.2.12, make any payment or prepayment of principal of, or premium or interest on, any Indebtedness owed to any of the Existing Partners or any of their respective Affiliates (other than such Affiliates that are not Obligors);
     (e) without the prior written consent of Agent (not to be unreasonably withheld, conditioned or delayed), amend or otherwise modify, or permit the amendment or modification of, any contract for Indebtedness of a Consolidated Party constituting a Material Contract (excluding Swap Contracts) (i) such that the Indebtedness documented thereby would not be permitted under Section 10.2.3 after giving effect thereto or (ii) such that the terms of such Indebtedness are materially less favorable, taken as a whole, to Obligors or Lenders after giving effect thereto; or
     (f) amend, replace, refinance, refund, restructure, supplement, extend or otherwise modify the Senior Notes Indenture (i) such that the Indebtedness documented thereby would not be permitted under Section 10.2.3 after giving effect thereto or (ii) to violate the provisions of the Hedge Intercreditor Agreement.
     10.2.13 Organization Documents; Fiscal Year; Accounting Practices. Permit any Consolidated Party to (a) amend, modify or change its Organization Documents in a manner adverse to the interests of Agent or the Lenders; (b) change its fiscal year; or (c) make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2;
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     10.2.14 Ownership of Obligors. Permit MLP Parent to own, directly or indirectly, less than 100% of the Equity Interests of each Obligor except as a result of a permitted Disposition.
     10.2.15 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Consolidated Parties.
     10.2.16 Payables Practices. Change, in a manner adverse to the interests of Agent and Lenders, its accounts payable practices from those in effect on the Closing Date, unless, with respect to a change related to a liquidity problem of a Borrower, it has notified Agent in writing of the reason for any material change which could reasonably be deemed to be an indication of a liquidity problem for such Person.
     10.3 Financial Covenants. For so long as any Commitments or Obligations (and continuing until Full Payment of all Obligations) are outstanding, the Consolidated Parties shall:
     10.3.1 Fixed Charge Coverage Ratio. At all times after Availability falls below the greater of (a) 12.5% of the lesser of the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation) and the Revolver Commitments then in effect and (b) $30,000,000, maintain as of the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending immediately prior to the Fiscal Quarter during which Availability falls below the threshold stated above) a Fixed Charge Coverage Ratio of at least 1.0 to 1.0; provided, that if, after Availability falls below the greater of clauses (a) and (b) above, Availability subsequently exceeds the greater of clauses (a) and (b) above by at least fifteen percent (15%) for ninety (90) consecutive days, then the Consolidated Parties shall not be required to maintain the Fixed Charge Coverage Ratio set forth above until such time as Availability subsequently falls below the greater of clauses (a) and (b) above.
SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
     (a) Non-Payment. Any Borrower or any other Obligor fails to pay when and as required to be paid (whether at stated maturity, on demand, upon acceleration or otherwise) any Obligation or fails to deposit any funds as Cash Collateral in respect of LC Obligations as and when required herein; or
     (b) Specific Covenants. Any Obligor fails to perform or observe any term, covenant or agreement contained in any of Section 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2(a), (b), (c) or (g), 10.1.3, 10.1.5 (with respect only to the existence or good standing of any Obligor), 10.1.10, 10.1.11, 10.1.14, 10.2 or 10.3, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the applicable Guaranty; or
     (c) Other Defaults. Any Obligor fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for 15 days after a Senior Officer of such Obligor or the general partner of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach
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or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Obligor herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default. (i) Any Obligor (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Obligor is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Obligor or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Obligor or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs an “Event of Default” as such term is defined in the Senior Notes Indenture; or
     (f) Insolvency Proceedings, Etc. Any Consolidated Party (other than an Immaterial Subsidiary) or Obligor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Obligor makes any offer of settlement, extension or composition to its unsecured creditors generally; or
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     (g) Inability to Pay Debts; Attachment. (i) Any Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Consolidated Party (other than an Immaterial Subsidiary) or Obligor (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon any such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Credit Documents; Guarantees. (i) Any provision of any Credit Document (other than a Guaranty), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Full Payment of all the Obligations, ceases to be in full force and effect; or any Obligor or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Credit Document (other than a Guaranty) or the perfection or priority of any Lien granted to Agent; or any Obligor denies that it has any or further liability or obligation under any Credit Document (other than a Guaranty), or purports to revoke, terminate or rescind any provision of any Credit Document (other than a Guaranty), in each case, other than following Full Payment of all the Obligations; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 10.2.4 or Section 10.2.5, the Guaranty given by any Guarantor or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or
     (k) [Reserved]; or
     (l) Change of Control. There occurs any Change of Control; or
     (m) Loss of Collateral. Any (i) physical loss, theft, damage or destruction occurs with respect to any tangible Property of any Borrower or Borrowers constituting Collateral if the aggregate amount thereof not covered by insurance exceeds $15,000,000
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or (ii) Involuntary Disposition(s) occur(s) with respect to which the owner of the Collateral subject to such Involuntary Disposition(s) receive(s) compensation in an aggregate amount, when combined with the aggregate amount thereof not covered by insurance, which is less than the book value of such Collateral by more than $15,000,000; or
     (n) Injunctions; Solvency. Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement which loss, revocation or termination (either alone or together with other such losses, revocations or terminations) could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of such Obligor’s business for a period of time and such cessation could reasonably be expected to have a Material Adverse Effect; any material Collateral or Property of an Obligor is taken or impaired through condemnation; or any Obligor ceases to be Solvent; or
     (o) Certain Criminal Matters. Any Obligor, the general partner of any Obligor or any of their respective Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral.
     11.2 Remedies upon Default. If an Event of Default described in Section 11.1(f) occurs and is continuing with respect to any Consolidated Party or other Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Bank Product Indebtedness) shall become automatically due and payable, all Commitments shall terminate and the obligation of Borrowers under Section 2.3.3 to Cash Collateralize the LC Obligations shall automatically become effective, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
     (a) declare any Obligations (other than Bank Product Indebtedness) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by Applicable Law;
     (b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
     (c) require Obligors to Cash Collateralize LC Obligations, Bank Product Indebtedness and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Lenders may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
     (d) exercise any other rights or remedies afforded under any agreement, by Applicable Law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises
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where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by Applicable Law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
     11.3 License. Agent is hereby granted an irrevocable, non-exclusive license, so long as an Event of Default shall have occurred and be continuing, or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral; provided, however, that the IP License shall control in the event of any conflict between this Section and the terms and provisions of the IP License. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
     11.4 Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or any such Affiliate to or for the credit or the account of a Borrower or any other Obligor against any and all of the obligations of such Borrower or such Obligor now or hereafter existing under this Agreement or any other Credit Document to such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify in writing the Borrowers and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.5 Remedies Cumulative; No Waiver.
     11.5.1 Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Credit Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.
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     11.5.2 Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Credit Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Credit Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Credit Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Credit Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12. AGENT
     12.1 Appointment, Authority and Duties of Agent.
     12.1.1 Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Credit Documents to which Agent is intended to be a party and accept all Collateral Documents, for Agent’s benefit and the Pro Rata benefit of Secured Parties. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Credit Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Credit Documents; (b) execute and deliver as Agent each Credit Document, including any intercreditor or subordination agreement, and accept delivery of each Credit Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Credit Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Credit Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Credit Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
     12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Credit Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
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     12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents or Agent Professionals selected by it with reasonable care.
     12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Credit Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Credit Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of each affected Lender, all Lenders or the Supermajority Lenders (as applicable) shall be required in the circumstances described in Section 14.1.1(a)(i), (ii) and (iii), respectively, and in no event shall Required Lenders, without the prior written consent of the requisite Lenders, direct Agent to take any action which would require the consent of each affected Lender, all Lenders or the Supermajority Lenders, as applicable. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Credit Documents or could subject any Agent Indemnitee to personal liability.
     12.2 Agreements Regarding Collateral and Field Examination Reports.
     12.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of a Disposition which Borrowers certify in writing to Agent is an Excluded Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (c) that is the subject of any other Disposition permitted by Section 10.2.5 or otherwise consented to by the Required Lenders, or (d) with the written consent of Required Lenders (provided that the release of all or substantially all of the Collateral shall require the written consent of all Lenders). Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
     12.2.2 Possession of Collateral. Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
     12.2.3 Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of
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any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.
     12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
     12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If Agent receives such a notice or otherwise acquires actual knowledge of any Default or Event of Default, or any failure of such conditions, Agent shall promptly notify Lenders in writing. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Credit Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations (other than Bank Product Indebtedness), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in any proceeding under any Debtor Relief Law.
     12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation (whether through set-off or otherwise) in excess of its Pro Rata share of payments or reductions of Obligations obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause the purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if any of such payment or reduction is thereafter recovered from the purchasing Lender or if any additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or additional costs, but without interest. No Lender may set off against any Dominion Account without the prior consent of Agent.
     12.6 Indemnification of Agent Indemnitees.
     12.6.1 Indemnification. Each Lender shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors (but without limiting the indemnification obligations of Obligors under any Credit Documents), on a Pro Rata basis, against all claims that may be incurred by or asserted against any Agent Indemnitee, provided, that any such claim against an Agent Indemnitee relates to or arises from its acting as or for Agent (in its capacity as
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Agent). If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including reasonable attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.
     12.6.2 Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Credit Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Credit Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including reasonable attorneys’ fees) incurred in defending same. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.
     12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Credit Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Credit Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Credit Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Credit Documents; the execution, validity, genuineness, effectiveness or enforceability of any Credit Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Credit Documents, or the satisfaction of any conditions precedent contained in any Credit Documents.
     12.8 Successor Agent and Co-Agents.
     12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than a Defaulting Lender); or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $500,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Agent. If no successor Agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor Agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent
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shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
     12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Credit Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Credit Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
     12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Credit Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Credit Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Credit Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
     12.10 Reserved.
     12.11 Remittance of Payments and Collections.
     12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Credit Documents.
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     12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
     12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Credit Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Credit Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
     12.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Credit Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
     12.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Credit Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
     12.14 Bank Product Providers. Each holder of Bank Product Indebtedness, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each holder of Bank Product Indebtedness shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Bank Product Indebtedness.
     12.15 No Third Party Beneficiaries. This Section 12 shall survive Full Payment of the Obligations. This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Credit Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent and Lenders and their respective successors and assigns, except that (a) no Borrower
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shall have the right to assign its rights or delegate its obligations under any Credit Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
     13.2 Participations.
     13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Credit Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Credit Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Credit Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Credit Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing and such Participant agrees, for the benefit of Borrowers, to comply with Section 5.9 as though it were a Foreign Lender.
     13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Credit Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or all or substantially all of the Collateral.
     13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
     13.3 Assignments.
     13.3.1 Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Credit Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Credit Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender be at least $1,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to
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pledge or assign as security any rights under the Credit Documents to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder. Each transferee Lender shall comply with all of its obligations as a Lender hereunder and shall deliver, upon request, an administrative questionnaire satisfactory to Agent.
     13.3.2 Effect; Effective Date. Upon satisfaction of Section 13.3.1 and Agent’s receipt of a processing fee of $5,000, such assignment shall become effective and Agent shall deliver a notice of such assignment in the form of Exhibit D. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Credit Documents, and shall have all rights and obligations of a Lender thereunder; provided, however, that, unless an Event of Default has then occurred and is continuing (in which case this proviso shall not apply), any such Eligible Assignee which is a Foreign Lender shall either be exempt from any applicable withholding Taxes by the applicable Governmental Authority or Borrowers shall have no obligation pursuant to Section 5.9 to gross-up any payments for such withholding Taxes to such Eligible Assignee. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.
     13.4 Tax Treatment. If any interest in a Credit Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.9(e).
     13.5 Representation of Lenders. Each Lender represents and warrants to each Borrower, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the interests of such Lender in and under the Credit Documents shall not constitute plan assets under ERISA.
SECTION 14. MISCELLANEOUS
     14.1 Consents, Amendments and Waivers.
     14.1.1 Amendment.
          (a) General. Notwithstanding anything to the contrary contained herein or in any other Credit Document to the contrary, no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the any Obligor therefrom, shall be effective except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by CSPP, each other Obligor and the Required Lenders and delivered to Agent, or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by Agent and the Obligors that are parties thereto, in each case with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
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          (i) no such amendment, waiver or consent shall, without the written consent of each Lender affected thereby:
                    (A) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to the terms hereof) (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.2 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
                    (B) postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document (other than optional prepayments) or extend the Revolver Termination Date;
                    (C) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or to pay the fees set forth in clause (a) of Section 3.2.3 at the Default Rate; or
                    (D) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder;
          (ii) no such amendment, waiver or consent shall, without the written consent of all Lenders:
                    (A) alter Section 5.6, Section 2 of the Security Agreement (except to add Collateral or to release Collateral described therein to the extent the release thereof is permitted by the terms of this Agreement) or this Section 14.1.1;
                    (B) amend the definitions of Pro Rata, Required Lenders or Supermajority Lenders or any other provision of this Agreement specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
                    (C) increase the total Commitments (other than any increase resulting from an Incremental Revolving Facility incurred pursuant to Section 2.2);
                    (D) release all or substantially all of the Collateral, except as contemplated by the Credit Documents; or
                    (E) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release, except in connection with the permitted sale, liquidation or dissolution of such Obligor;
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               (iii) no such amendment, waiver or consent shall, without the consent of the Supermajority Lenders:
                    (A) increase any advance rate (provided, that Agent may increase any advance rate which it had previously reduced back to the advance rate in effect on the Closing Date or to an intermediate value);
                    (B) amend the definition of Borrowing Base or the defined terms used in such definition in a manner such that Availability would be higher after giving effect to such amendment; or
                    (C) subordinate (other than release) any of the Obligations or any Liens securing any of the Obligations;
               (iv) no amendment, waiver or consent shall, unless in writing and signed by Issuing Bank in addition to the Lenders required by the applicable provisions of clause (i), (ii) or (iii) above, affect the LC Obligations, the rights or duties of Issuing Bank under this Agreement, including Section 2.3, or any LC Document;
               (v) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required by the applicable provisions of clause (i), (ii) or (iii) above, affect the rights or duties of Agent under this Agreement or any other Credit Document; and
               (vi) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
          (b) [Intentionally Omitted].
     14.1.2 Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Credit Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Credit Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
     14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with respect to any modification of any Credit Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
     14.2 General Indemnity. Borrowers shall indemnify each Indemnitee (and any sub agent of Agent) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one outside counsel for Agent (plus one local counsel for Agent in each jurisdiction of formation or organization of any Obligor), and
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one outside counsel retained by the Lenders or any steering committee or similar group acting on behalf of the Lenders as a group (and such additional counsel as the Agent, any Lender, any group of Lenders or any such steering committee determines in good faith are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent Indemnitees only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under any Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, (A) be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Obligor against an Indemnitee for material breach or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) include any allocated costs of internal counsel for any such Indemnitee. If any Taxes (other than Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Credit Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith.
     14.3 Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Section 14.2 to be paid by them to any Indemnitee, each Lender severally agrees to pay to such Indemnitee such Lender’s Pro Rata portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.
     14.4 Notices and Communications.
     14.4.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.4.2 below), subject to Section 14.4.4, all notices, demands and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
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          (a) if to any Borrower, Agent or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereto; and
          (b) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereto or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance.
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 14.4.2 shall be effective as provided in such Section. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
     14.4.2 Electronic Communications.
     Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent. Agent, any Borrower or Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor. Notices given to Agent by electronic mail or submitted through Agent’s website shall be deemed to have been given in writing.
     14.4.3 The Platform.
     THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” AGENT INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE OBLIGOR MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT
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PARTY IN CONNECTION WITH THE OBLIGOR MATERIALS OR THE PLATFORM. In no event shall any Agent Indemnitee have any liability to any Borrower, any Lender, Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or Agent’s transmission of Obligor Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee; provided, however, that in no event shall any Agent Indemnitee have any liability to any Borrower, any Lender, Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     14.4.4 Change of Address, Etc. Each of Borrowers, Agent and Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 14.4. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, Agent and Issuing Bank in accordance with this Section 14.4. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (a) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender.
     14.4.5 Reliance by Agent, Issuing Bank and Lenders. Agent, Issuing Bank and Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly and believed in good faith to have been given by or on behalf of the Borrowers even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify Agent, Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower; provided that such indemnity shall not, as to any such Indemnitee, (i) be available to the extent that such losses, costs or expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by a Borrower or any other Obligor against such Indemnitee for material breach or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (ii) include any allocated costs of internal counsel for any such Indemnitee. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.
     14.4.6 Non-Conforming Communications. Agent and Lenders may rely upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower; provided that such indemnity shall not, as to any such Indemnitee, (a) be available to the extent that such liabilities, losses, costs or expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a
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claim brought by a Borrower or any other Obligor against such Indemnitee for material breach or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (b) include any allocated costs of internal counsel for any such Indemnitee.
     14.5 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Credit Documents or otherwise lawfully requested by Agent to (a) enforce any Credit Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral; including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the interest rate (including, if applicable, the Default Rate) applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Credit Documents.
     14.6 Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.
     14.7 Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     14.8 Cumulative Effect; Conflict of Terms. The provisions of the Credit Documents are cumulative. The parties acknowledge that the Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Credit Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Credit Document, the provision herein shall govern and control.
     14.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
     Any Credit Document may be executed in counterparts (and by different parties thereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute one instrument. Executed counterparts of a signature page to this Agreement or any of the other Credit Documents may be delivered by facsimile or electronic messaging system, and if so delivered shall have the same force and effect as manually signed originals for all purposes. Agent may
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require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.
     14.10 Time of the Essence. Time is of the essence of the Credit Documents.
     14.11 Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Credit Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Credit Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower. Each Borrower acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Credit Documents, Borrowers, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Borrower, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.
     14.12 Confidentiality. Each of Agent, the Lenders and Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective provider (or its advisors) of any Bank Product (other than such a provider of Interest Rate Swaps) relating to any Obligor and its obligations, (g) with the consent of a Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender, Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor.
     For purposes of this Section, “Information” means all information received from or on behalf of any Consolidated Party relating to any Consolidated Party or other Obligor or any of their respective securities or businesses, other than any such information that is available to Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by such Consolidated Party, provided that, in the case of information received from any Consolidated Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of Agent, Lenders and Issuing Bank acknowledges that (A) the Information may include material non-public information concerning the Consolidated Parties or any other Obligor, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information
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and (C) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities laws.
     14.13 [Reserved].
     14.14 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     14.15 SUBMISSION TO JURISDICTION; WAIVER OF VENUE OBJECTION; SERVICE OF PROCESS.
     14.15.1 SUBMISSION TO JURISDICTION.
          EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     14.15.2 WAIVER OF VENUE OBJECTION.
          EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.15.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT BASED ON INCONVENIENT FORUM OR LACK OF PERSONAL JURISDICTION.
     14.15.3 SERVICE OF PROCESS.
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          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     14.16 Waivers by Borrowers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Credit Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each party hereto has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     14.17 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.
     14.18 Replacement of Certain Lenders. If (a) any Lender requests compensation under Section 3.6 or Section 3.7, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9, (c) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that requires unanimous consent of all Lenders or Supermajority Lenders and, in each case, that has been approved by the Required Lenders, (d) any Lender delivers a notice pursuant to Section 3.5, or (e) any Lender is a Defaulting Lender, then Borrowers may, at the sole expense and effort of Borrowers, upon notice to such Lender and Agent, require such Lender to promptly assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.3), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrowers shall have paid to Agent the assignment fee specified in Section 13.3.2;
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          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;
          (iv) such assignment does not conflict with Applicable Laws; and
          (v) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrowers have requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 14.18).
          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     14.19 Subordination of Intercompany Indebtedness. Each Obligor agrees that all intercompany Indebtedness among Obligors (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, the Obligors may make and receive payments with respect to the Intercompany Debt to the extent not otherwise prohibited by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Obligor on account of any Intercompany Debt except pursuant to the customary operation of a consolidated cash management system. In the event that any Obligor receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 14.19, such payment shall be held by such Obligor, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, Agent.
     14.20 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Agent and the Arrangers, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Agent and the Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not and will not be acting as an advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates or any other Person and (ii) neither the Agent has nor the Arrangers have any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Agent and the Arrangers and their respective Affiliates may be engaged in
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a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each of Borrowers hereby waives and releases any claims that it may have against Agent or Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     14.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE ENTIRE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     14.22 Amendment and Restatement. Upon the effectiveness of this Agreement and effective as of the Closing Date, this Agreement shall constitute an amendment and restatement of, but not an extinguishment of any of the “Loans” (as defined in the Original Credit Agreement), “Obligations” (as defined in the Original Credit Agreement) or other indebtedness, liabilities and/or obligations of any one or more of Obligors under, the Original Credit Agreement.
     14.23 Ratification of Existing Liens and IP License. Each of Obligors hereby (a) ratifies, confirms and reaffirms any and all Liens that it previously granted to Agent pursuant to the “Credit Documents” (as defined in the Original Credit Agreement) to the extent that (i) such Obligor continues to have an interest in the property or assets in which any such Lien was granted and (ii) such Lien is required hereunder or under a Collateral Document to be granted to Agent, (b) acknowledges an agrees that none of such Liens has expired or has been terminated or released, except if and to the extent, if any, expressly provided in such “Credit Documents” or as may have been previously and expressly terminated or released by Agent, and (c) acknowledges and agrees that each of such Liens is valid and enforceable in accordance with its terms and continues in full force and effect to secure the payment and performance of the Obligations. Each of the Obligors hereby (i) ratifies, confirms and reaffirms all of its obligations under the IP License, (ii) acknowledges and agrees that (A) none of such obligations has expired or has been terminated or released, (B) the term “Credit Agreement” as used therein includes this Agreement, and (C) the term “Liens” referred to therein includes each Lien and all Liens created or granted pursuant to the Collateral Documents, and (iii) acknowledges and agrees that each of such obligations is valid and enforceable in accordance with its terms and continues in full force and effect in favor of Agent and Lenders.
[Remainder of page intentionally left blank; signatures begin on following page]
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     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:	CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
	By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676

CALUMET LP GP, LLC
By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676

AMENDED AND RESTATED CREDIT AGREEMENT — Page 123

CALUMET OPERATING, LLC
By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676
AMENDED AND RESTATED CREDIT AGREEMENT — Page 124

CALUMET SHREVEPORT, LLC
By:	Calumet Lubricants Co., Limited Partnership, its sole member

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676

CALUMET SHREVEPORT LUBRICANTS & WAXES, LLC
By:	Calumet Shreveport, LLC, its sole member

By:	Calumet Lubricants Co., Limited Partnership, its sole member

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676
AMENDED AND RESTATED CREDIT AGREEMENT — Page 125

CALUMET SHREVEPORT FUELS, LLC
By:	Calumet Shreveport, LLC, its sole member

By:	Calumet Lubricants Co., Limited Partnership, its sole member

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676

CALUMET SALES COMPANY INCORPORATED
By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676
AMENDED AND RESTATED CREDIT AGREEMENT — Page 126

CALUMET PENRECO, LLC
By:	Calumet Lubricants Co., Limited Partnership, its sole member

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676

CALUMET FINANCE CORP.
By:	/S/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address: 2780 Waterfront Parkway East Drive, Suite 200 Indianapolis, Indiana 46214 Attention: R. Patrick Murray, II Vice President and Chief Financial Officer Telecopy: 317-328-5676
AMENDED AND RESTATED CREDIT AGREEMENT — Page 127

AGENT AND LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender
	By:	/S/ Hance VanBeber
		Name:	Hance VanBeber
		Title:	Senior Vice President

Address: Bank of America, N.A. 901 Main Street, 11th Floor Dallas, Texas 75202 Mail Code: TX1-492-11-23 Attention: Hance VanBeber Telecopy: 214-209-4766
AMENDED AND RESTATED CREDIT AGREEMENT — Page 128

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and a Lender
By:	/S/ Christy West
	Name:	Christy West
	Title:	Vice President

Address: JPMorgan Chase Bank, N.A. 2200 Ross Ave., 9th Floor TX1-2921 Dallas, TX 75201 Attention: Christy West Telecopy: 214-965-2594
AMENDED AND RESTATED CREDIT AGREEMENT — Page 129

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/S/ Brant Murdock
	Name:	Brant Murdock
	Title:	Vice President

Address: Wells Fargo Capital Finance, LLC 301 S. College Street Charlotte, NC 28202 Attention: Brant Murdock Telecopy: 704-374-2703
AMENDED AND RESTATED CREDIT AGREEMENT — Page 130

PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender
By:	/S/ W. Reed Paden
	Name:	W. Reed Paden
	Title:	Vice President

Address: PNC Bank, National Association 4720 Piedmont Row Suite 300 Charlotte, NC 28210 Attention: W. Reed Paden Telecopy: 704-643-7918
AMENDED AND RESTATED CREDIT AGREEMENT — Page 131

SUNTRUST BANK, as Co-Documentation Agent and a Lender
By:	/S/ Jamie Hurley
	Name:	James Hurley
	Title:	Director

Address: SunTrust Bank 303 Peachtree St., NE, 23rd Floor Atlanta, GA 30308 Attention: Steve Metts Telecopy: 404-813-6453
AMENDED AND RESTATED CREDIT AGREEMENT — Page 132

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:	/S/ Michael Getz
	Name:	Michael Getz
	Title:	Vice Presiedent

By:	/S/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Director

Address: Deutsche Bank Trust Company Americas 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256 Attention: Shoba Kenchappa Telecopy: 866-240-3622
AMENDED AND RESTATED CREDIT AGREEMENT — Page 133

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/S/ Christopher Fudge
	Name:	Christopher Fudge
	Title:	Vice President

Address: 425 Walnut Street Cincinnati, OH 45202 Attention: Christopher Fudge Telecopy: 513-632-2040
AMENDED AND RESTATED CREDIT AGREEMENT — Page 134

REGIONS BANK, as a Lender
By:	/S/ Jon Eckhouse
	Name:	Jon Eckhouse
	Title:	Vice President

Address: Regions Bank 201 Milan Pkwy ALBH70109A Birmingham, AL 35211 Attention: Valencia M. Jackson Telecopy: 205-261-7069
AMENDED AND RESTATED CREDIT AGREEMENT — Page 135

NATIXIS, as a Lender
By:	/S/ Louis P. Laville, III
	Name:	Louis P. Laville, III
	Title:	Managing Director

By:	/S/ Daniel Payer
	Name:	Daniel Payer
	Title:	Managing Director

Address: 1251 Avenue of the Americas, 34thFloor New York, New York 10020 Attention: Paula Bongiovanni Telecopy: 347-402-3021
AMENDED AND RESTATED CREDIT AGREEMENT — Page 136

COMPASS BANK, as a Lender
By:	/S/ Michael Sheff
	Name:	Michael Sheff
	Title:	Senior Vice President

Address: 8080 North Central Expressway Suite 400 Dallas, Texas 75206 Attention: Michael Sheff Telecopy: 214-706-8059
AMENDED AND RESTATED CREDIT AGREEMENT — Page 137

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender
By:	/S/ Todd Kemme
	Name:	Todd Kemme
	Title:	Vice President

Address: Capital One Leverage Finance Corp. 5420 LBJ Freeway, #630 Dallas, TX 75240 Attention: Shanna Culver Telecopy: 972-770-2671
AMENDED AND RESTATED CREDIT AGREEMENT — Page 138

EXHIBIT A
FORM OF REVOLVER NOTE

$___________	June 24, 2011
     FOR VALUE RECEIVED, the undersigned Borrowers (as hereinafter defined) hereby promise, jointly and severally, to pay to ___or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolver Loan from time to time made by the Lender to (or otherwise owed to the Lender by) the Borrowers under that certain Amended and Restated Credit Agreement dated as of June 24, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”) among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CSPP”), Calumet LP GP, LLC, a Delaware limited liability company (“CLP”), Calumet Operating, LLC, a Delaware limited liability company (“Operating”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Calumet Lubricants”), Calumet Shreveport, LLC, an Indiana limited liability company (“Calumet Shreveport”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company (“CSLW”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company (“CSF”), Calumet Sales Company Incorporated, a Delaware corporation (“Calumet Sales”), Calumet Penreco, LLC, a Delaware limited liability company (“Calumet Penreco”), and Calumet Finance Corp., a Delaware corporation (“Calumet Finance” and together with CSPP, CLP, Operating, Calumet Lubricants, Calumet Shreveport, CSLW, CSF, Calumet Sales and Calumet Penreco, the “Borrowers”) the financial institutions from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Agreement.
     The Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each Revolver Loan from the date of such Revolver Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s office designated by the Agent from time to time. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Revolver Note is one of the Revolver Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolver Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. Revolver Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolver Note and endorse thereon the date, amount and maturity of its Revolver Loans and payments with respect thereto.
     Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolver Note.
[Intentionally left blank — Signatures appear on following page]
EXHIBIT A — REVOLVER NOTE — Page 1

     THIS REVOLVER NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
By:	Calumet GP, LLC, its general partner

By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676

CALUMET LP GP, LLC
By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
                 Vice President and Chief Financial Officer
Telecopy: (317) 328-5676
REVOLVER NOTE — Page 2

CALUMET OPERATING, LLC
By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer
Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer
Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676
REVOLVER NOTE — Page 3

CALUMET SHREVEPORT, LLC
By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676

CALUMET SHREVEPORT LUBRICANTS & WAXES, LLC
By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676

CALUMET SHREVEPORT FUELS, LLC
By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676
REVOLVER NOTE — Page 4

CALUMET SALES COMPANY INCORPORATED
By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676

CALUMET PENRECO, LLC
By:	Calumet Lubricants Co., Limited Partnership, its sole member

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:
Name: R. Patrick Murray, II
Title: Vice President and Chief Financial Officer
Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676
REVOLVER NOTE — Page 5

CALUMET FINANCE CORP.
By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

Address:
2780 Waterfront Parkway East Drive
Suite 200
Indianapolis, Indiana 46214
Attention: R. Patrick Murray, II
Vice President and Chief Financial Officer
Telecopy: (317) 328-5676
REVOLVER NOTE — Page 6

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
_________, 20___
Financial Statement Date: ________________
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 24, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”) among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CSPP” or the “Company”), Calumet LP GP, LLC, a Delaware limited liability company (“CLP”), Calumet Operating, LLC, a Delaware limited liability company (“Operating”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Calumet Lubricants”), Calumet Shreveport, LLC, an Indiana limited liability company (“Calumet Shreveport”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company (“CSLW”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company (“CSF”), Calumet Sales Company Incorporated, a Delaware corporation (“Calumet Sales”), Calumet Penreco, LLC, a Delaware limited liability company (“Calumet Penreco”), and Calumet Finance Corp., a Delaware corporation (“Calumet Finance” and together with CSPP, CLP, Operating, Calumet Lubricants, Calumet Shreveport, CSLW, CSF, Calumet Sales and Calumet Penreco, the “Borrowers”), the financial institutions from time to time party thereto and Bank of America, N.A., as Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Agreement.
     The undersigned Senior Officer of [Calumet GP, LLC, a Delaware limited liability company and the general partner of CSPP (the “MLP General Partner”)] [CSPP], on behalf of the Consolidated Parties, hereby certifies as of the date hereof that he/she is the ____________________ of [the MLP General Partner] [CSPP], and that, as such, he/she is authorized to execute and deliver this Compliance Certificate on behalf of [the MLP General Partner] [CSPP] to the Agent, and that:
     [Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 10.1.1(a) of the Agreement for the Fiscal Year of the Consolidated Parties ended as of the above financial statement date, together with the report and opinion of a Registered Public Accounting Firm required by such section.
     [Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 10.1.1(b) of the Agreement for the Fiscal Quarter of the Consolidated Parties and portion of the Fiscal Year ended as of the above financial statement date. Such financial statements fairly present the financial condition, results of operations, partners’ capital and cash flows of the Consolidated Parties for such Fiscal Quarter and portion of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
EXHIBIT B — COMPLIANCE CERTIFICATE — Page 1

     [Use following paragraph 1 for month-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 10.1.1(c) of the Agreement for the month of ___________ of the Consolidated Parties and for the portion of the Fiscal Year ended as of the above financial statement date. Such financial statements fairly present the financial condition, results of operations, partners’ capital and cash flows of the Consolidated Parties for such month and portion of such Fiscal Year in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Parties during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Consolidated Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Consolidated Parties performed and observed all of their Obligations under the Credit Documents, and
[select one:]
     [4. To the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]
-or-
     [4. Defaults have occurred and are continuing and Annex A contains a list of each Default and a description of its nature and status.]
     5. Attached hereto as Schedule 2 are calculations demonstrating compliance with the financial covenant(s) set forth in Section 10.3 of the Agreement as of the last day of such fiscal period.
[Signature Page Follows]
EXHIBIT B — COMPLIANCE CERTIFICATE — Page 2

     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

[CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
By:	Calumet GP, LLC, its general partner]
[CALUMET GP, LLC]

By:
Name:
Title:

EXHIBIT B — COMPLIANCE CERTIFICATE — Page 3

Schedule 1
to Compliance Certificate
SCHEDULE 1 TO COMPLIANCE CERTIFICATE — Cover Page

Annex A
to Compliance Certificate
ANNEX A TO COMPLIANCE CERTIFICATE — Cover Page

Schedule 2
to Compliance Certificate
SCHEDULE 2 TO COMPLIANCE CERTIFICATE — Cover Page

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any other documents or instruments delivered pursuant thereto, including, without limitation, the Credit Documents, to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto, including, without limitation, the Credit Documents, or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor. From and after the Effective Date, the Assignee shall be a party to and be bound by the provisions of the Agreement.

1.	Legal Name of Assignor:	____________________________

2.	Legal Name of Assignee:	____________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Address of Assignee for Notice:

Attn:
Telecopy:

4.	Borrowers:	Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CSPP”), Calumet LP GP, LLC, a Delaware limited liability company (“CLP”), Calumet Operating, LLC, a Delaware limited liability company (“Operating”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (“Calumet Lubricants”), Calumet Shreveport, LLC, an Indiana limited liability

EXHIBIT C — ASSIGNMENT AND ACCEPTANCE — Page 1

company (“Calumet Shreveport”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company (“CSLW”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company (“CSF”), Calumet Sales Company Incorporated, a Delaware corporation (“Calumet Sales”), Calumet Penreco, LLC, a Delaware limited liability company (“Calumet Penreco”), and Calumet Finance Corp., a Delaware corporation (“Calumet Finance” and together with CSPP, CLP, Operating, Calumet Lubricants, Calumet Shreveport, CSLW, CSF, Calumet Sales and Calumet Penreco, the “Borrowers”).

5.	Agent:	Bank of America, N.A., as the Agent under the Agreement.

6.	Agreement:	Amended and Restated Credit Agreement dated as of June 24, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”), by and among the Borrowers, the financial institutions from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Agent.

7.	Assigned Interest:

	Aggregate			Percentage
	Amount of	Amount of	Amount of LC	Assigned of
	Commitment/Loans	Commitment/Loans	Obligations	Commitment/Loans and LC
Facility Assigned	for all Lenders	Assigned	Assigned	Obligations	CUSIP Number
Revolver Loans	$_______________	$_______________	$___________	_____________%*	N/A
[8. Trade Date: ______________]
9. Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signature Page Follows]

*	Complete to five decimal places.
EXHIBIT C — ASSIGNMENT AND ACCEPTANCE — Page 2

     The terms set forth in this Assignment and Acceptance are hereby agreed to effective for all purposes as of the Effective Date:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Agent
By:
Name:
Title:

BANK OF AMERICA, N.A, as Issuing Bank
By:
Name:
Title:

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.,
as Borrower Agent
By: Calumet GP, LLC, its general partner

By:
	Name:	R. Patrick Murray, II
	Title:	Vice President and Chief Financial Officer

EXHIBIT C — ASSIGNMENT AND ACCEPTANCE — Page 3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
          1. Representations and Warranties.
          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE — Page 1

EXHIBIT D
ASSIGNMENT NOTICE
Date: ___________, 20___
To: ______________, as Assignor and ______________, as Assignee:
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 24, 2011 (as amended, restated, extended, supplemented or otherwise modified at any time and from time to time, the “Agreement”) among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CSPP”), Calumet LP GP, LLC, a Delaware limited liability company (“CLP”), Calumet Operating, LLC, a Delaware limited liability company (“Operating”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Calumet Lubricants”), Calumet Shreveport, LLC, an Indiana limited liability company (“Calumet Shreveport”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company (“CSLW”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company (“CSF”), Calumet Sales Company Incorporated, a Delaware corporation (“Calumet Sales”), Calumet Penreco, LLC, a Delaware limited liability company (“Calumet Penreco”), and Calumet Finance Corp., a Delaware corporation (“Calumet Finance” and together with CSPP, CLP, Operating, Calumet Lubricants, Calumet Shreveport, CSLW, CSF, Calumet Sales and Calumet Penreco, the “Borrowers”), the financial institutions from time to time party thereto and Bank of America, N.A., as Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Agreement.
     The undersigned, as Agent under the Agreement, acknowledges receipt of one or more (as Agent may request) executed counterparts of a completed Assignment and Acceptance in the form of Exhibit C to the Agreement. Terms defined in such Assignment and Acceptance are used as therein defined.
     Pursuant to such Assignment and Acceptance, you are advised that the Effective Date will be ____________, ___.

BANK OF AMERICA, N.A., as Agent
By:
Name:
Title:

ACCEPTED FOR RECORDATION
IN REGISTER:
[Copy to Borrower Agent]
EXHIBIT D — ASSIGNMENT NOTICE — Page 1

EXHIBIT E
FORM OF NOTICE OF BORROWING/CONVERSION/CONTINUATION
Date: ___________, 20___
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 24, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing at any time and from time to time, the “Agreement”) among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CSPP” or the “Company”), Calumet LP GP, LLC, a Delaware limited liability company (“CLP”), Calumet Operating, LLC, a Delaware limited liability company (“Operating”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Calumet Lubricants”), Calumet Shreveport, LLC, an Indiana limited liability company (“Calumet Shreveport”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company (“CSLW”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company (“CSF”), Calumet Sales Company Incorporated, a Delaware corporation (“Calumet Sales”), Calumet Penreco, LLC, a Delaware limited liability company (“Calumet Penreco”), and Calumet Finance Corp., a Delaware corporation (“Calumet Finance” and together with CSPP, CLP, Operating, Calumet Lubricants, Calumet Shreveport, CSLW, CSF, Calumet Sales and Calumet Penreco, the “Borrowers”), the Lenders from time to time party thereto and Bank of America, N.A., as Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
     The undersigned hereby requests (select one):
☐	A Borrowing of [General][Distribution] Revolver Loans

☐	A conversion or continuation of [General][Distribution] Revolver Loans
1.	On ___________ (a Business Day).

2.	In the amount of $__________.

3.	Comprised of _____. [Type of Loan requested]

4.	For LIBOR Loans: with an Interest Period of months.
     The Borrowing requested herein complies with Section 4.1.1(a) of the Agreement.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. By: Calumet GP, LLC, its general partner
By:
Name:
Title:

EXHIBIT E — FORM OF NOTICE OF BORROWING/CONVERSION/CONTINUATION — Page 1

EXHIBIT F
FORM OF BORROWING BASE CERTIFICATE
See attached.
EXHIBIT F — BORROWING BASE CERTIFICATE — Cover Page

BANK OF AMERICA, N.A CONSOLIDATED CERTIFICATE #: ___	As of	ROA	Prepared on:

ACCOUNTS RECEIVABLE
1

2	PLUS SALES A BEGINNING B

3	LESS CREDITS AS OF

4	LESS GROSS COLLECTIONS AS OF

5	ADJUSTMENTS

6	ENDING BALANCE

7	INELIGIBLE

8	ELIGIBLE	85%

9	Other AR reserve

10	TOTAL ELIGIBLE

PERPETUAL INVENTORY

11	Crude

12	LESS: INELIGIBLE

13	ELIGIBLE	80%

14	Fuels

15	LESS: INELIGIBLE

16	ELIGIBLE	80%

17	Specialty

18	LESS: INELIGIBLE

19	ELIGIBLE[1]	70%

20	INVENTORY RESERVES

21	TOTAL INV. AVAILABILITY

22	MERCHANDISE L/C NOT TO EXCEED:

23	RESTRICTED ACCOUNT BALANCE

24	TOTAL AVAILABILITY

LOAN ACTIVITY
25	BALANCE AS SHOWN ON LAST REPORT (LINE 32)

26	LESS: REMITTANCES

27	PLUS: ADVANCE REQUEST AS OF

28	PLUS: WIRE CHARGE

29	PLUS: FEES

30	PLUS: INTEREST

31	ADJUSTMENTS

32	OUTSTANDING LOAN BALANCE

REVOLVING LOAN AVAILABILITY

33	CALCULATED AVAILABILITY (LINE 24)

34	LESS: OUTSTANDING LOAN BALANCE (LINE 32)

35	LESS: MERCHANDISE L/C

36	LESS: STANDBY L/C

37	LESS BANKERS ACCEPTANCES

38	NET AVAILABLE

THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THE INFORMATION SET FORTH ABOVE IS TRUE AND COMPLETE AND THAT THE FOREGOING IS AN ACCURATE DETERMINATION OF THE BORROWING BASE AS OF THE DATE SET FORTH ABOVE (SUBJECT TO ANY ADJUSTMENTS AND AVAILABILITY RESERVES WHICH MAY BE MADE OR ESTABLISHED BY AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT).

BORROWER AGENT: CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.	BANK OF AMERICA, N.A., AS AGENT

AUTHORIZED SIGNATURE: ________________________	RECEIVED BY:_________________________
TITLE: _________________________________________
NOTE: REPRESENTATION SECTION SHOULD NOT BE MODIFIED

[1]	Line 19 to include the lesser of 70% of Specialty and 85% of the NOLV Percentage of Specialty
BORROWING BASE CERTIFICATE — Solo Page

SCHEDULE 1.1A
to
Amended and Restated Credit Agreement
COMMITMENTS OF LENDERS

Revolver
Lender	Commitment[2]
Bank of America, N.A.	$100,000,000
JPMorgan Chase Bank, N.A.	$75,000,000
Wells Fargo Bank, National Association	$75,000,000
PNC Bank, National Association	$60,000,000
SunTrust Bank	$42,500,000
Deutsche Bank Trust Company Americas	$42,500,000
U.S. Bank National Association	$42,500,000
Regions Bank	$42,500,000
NATIXIS	$30,000,000
Compass Bank	$25,000,000
Capital One Leverage Finance Corp.	$15,000,000
Total	$550,000,000

[2]	These amounts are subject to increase and/or reduction as provided in the Agreement, including as provided in the definitions of the term “Revolver Commitment.”
SCHEDULE 1.1A — Solo Page